Exhibit 4.13

Certain information in this document, marked by [***], has been excluded because it is not material and is the type of information that the registrant treats as private or confidential.

NEW FRAMEWORK ASSIGNMENT AGREEMENT

BETWEEN

MUTTLEY S.r.l.

(“Assignee”)

AND

NATUZZI S.p.A.

(“Assignor”)

PLC Studio Legale

Via Vittorio Veneto 7

00187 Rome
Tel. +39 06 83953588

MUTTLEY S.r.l.

Via Vittorio Betteloni 2

20131 Milan

e-mail: societario@zenithservice.it

certified e-mail: muttley_srl@legalmail.it

For the kind attention of the Sole Director

Santeramo in Colle, 22 July 2020

Re:	New Framework Agreement for Assignment of Receivables pursuant to Law No. 130 of 30 April 1999

Dear Sirs,

We refer to our talks with you and transcribed hereunder are our agreements reached with you, hereby proposing to you the following framework agreement for the assignment of receivables (the “New Framework Assignment Agreement”)

BETWEEN

(1)

Natuzzi S.p.A., with headquarters at Via Iazzitiello 47, Santeramo in Colle (BA), fully paid-up share capital of EUR 54,853,045.00, Tax ID and VAT No. 03513760722, Bari Register of Enterprises No. BA-261878, in the person of its attorney-in-fact Mr. Vittorio Notarpietro, born in Ostuni (BR) on 19 March 1963 and with an address for business purposes elected at the company’s headquarters (“Natuzzi” or the “Assignor”);

- of the one part -

AND

(2)

Muttley S.r.l., a company established in accordance with Law No. 130 of 30 April 1999 (the “Securitization Law”), with headquarters at Via Vittorio Betteloni 2, Milan, Tax ID and Milan Register of Enterprises No. 09094800969, enrolled at number 35190.8 in the “list of vehicle companies” kept by the Bank of Italy pursuant to Article 2 of the Bank of Italy decision of 7 June 2017, having as its sole object the accomplishment of one or more receivables securitization transactions, within the meaning of Article 3 of the Securitization Law (the “Assignee” or the ”Issuer”).

- of the other part -

The Assignor and the Assignee are hereinafter defined jointly as “Parties” and individually as a “Party”.

WHEREAS

(A)

The Assignor is engaged in the business of the manufacture and marketing of sofas and armchairs, furniture in general and furnishings, as well as the production, processing and marketing of the associated raw materials and semi-finished products (the “Products”).

(B)

On 9 July 2015 the Parties entered into an initial framework assignment agreement (as subsequently amended on 27 July 2015, on 21 June 2016 and most recently on 2 August 2018, the “First Framework Agreement”) pursuant to which the Assignee undertook to purchase, on a continuous basis and without recourse, in accordance with Law No. 130 of 30 April 1999 (the “Securitization Law”) and the provisions of Law No. 52 of 21 February

1991 (“Law 52/91”) referred to therein, the ownership and all connected rights (including interest and other accessories) and benefits held by the Assignor with respect to certain receivables deriving from the carrying on of the business activity described in the previous Recital (A) (the “Acquisition Program”), as part of a securitization transaction engaged in by the Assignee pursuant to, precisely, the Securitization Law (the “Securitization”).

(C)	At the same time as signature of the First Framework Agreement, the Assignee entered into:
(i)

a servicing agreement (the “Servicing Agreement”) with Zenith Service S.p.A., with headquarters at Via Vittorio Betteloni 2, Milan, fully paid-up share capital of EUR 2,000,000.00, enrolled in the Milan Monza Brianza Lodi Register of Enterprises, Economic Administrative List, Tax ID and VAT No. 02200990980, enrolled in the Single Roll of Financial Intermediaries kept by the Bank of Italy (“Zenith Service” or the “Servicer”), under which Zenith Service was appointed as agent of the Assignee inter alia for the management, administration and collection of the Assigned Receivables (as defined below) in the context of the Acquisition Program; and

(ii)

a sub-servicing agreement (the “Sub-Servicing Agreement”) with the Servicer and Natuzzi, under which Natuzzi (as the “Sub-Servicer”) was appointed as the agent of the Servicer for the carrying out of certain activities under the Sub-Servicing Agreement and, in particular, those relating to the management, administration and collection of the Assigned Receivables (as defined below) in the context of the Acquisition Program.

(D)

Pursuant to the First Framework Agreement, as subsequently amended, the Parties had agreed inter alia that the Acquisition Program would last five years and that the maximum amount of the said Acquisition Program would be equal to EUR 47,500,000.00 (forty-seven million five hundred thousand euros and zero cents).

(E)

Following talks between them, the Parties have agreed: (i) to extend the duration of the Acquisition Program and consequently also the duration of the Revolving Period (as defined below) by a further five years and (ii) at the same time to reduce the Maximum Portfolio Amount (as defined below) to EUR 40,000,000.00 (forty million euros and zero cents), on the terms and conditions set forth in this framework agreement for the assignment of receivables (the “New Framework Agreement” or the “Agreement”), to be considered as a further amendment of the First Framework Agreement.

NOW, THEREFORE,

the Parties agree as follows

1	RECITALS, SCHEDULES. DEFINITIONS AND INTERPRETATION
1.1	Recitals and Schedules

The recitals (the “Recitals”) and schedules (the “Schedules”) to this Agreement constitute an integral and substantive part hereof.

1.2	Definitions and Interpretation
1.2.1

The capitalized words and expressions used in this Agreement shall have the meaning attributed to them in Schedule 1 (Definitions and Interpretation), except where such terms are defined in other parts or clauses of this Agreement, in which case their meaning shall be that attributed to them in the definitions given in those other parts or clauses of the Agreement.

1.2.2

This Agreement is to be interpreted and construed in accordance with the principles of interpretation set forth in Schedule 1 (Definitions and Interpretation), supplementing the statutory rules of interpretation.

2	ASSIGNMENT OF RECEIVABLES
2.1	Purpose of the Agreement
2.1.1

The purpose of this Agreement is the assignment, without recourse (without any warranty from the Assignor in the event of breach by or the insolvency of the assigned debtor) and not en bloc, by the Assignor to the Assignee, pursuant to Article 4(1) of the Securitization Law and Law 52/91, of the ownership of Portfolios of Eligible Receivables held vis-à-vis the Eligible Debtors indicated in the Debtors List, along with all rights and interest (including, for the avoidance of doubt, any Late Payment Interest accrued after the relevant Purchase Date) and other accessories relating to such Eligible Receivables in accordance with the transfer procedures and conditions set forth in Schedule 3 (Operating Procedure for the Sale of Eligible Receivables), on the condition that each of the relevant Portfolios satisfies all the Portfolio Criteria set forth in Article 2.4 below.

2.1.2

It is agreed that the Assignor shall have the right to assign, on each Offer Date, Eligible Receivables held vis-à-vis new Debtors not previously included on the Debtors List provided that both of the following conditions are met:

(i)

the Assignor has communicated to the Assignee and the Portfolio Manager in writing, including by e-mail, by the Proposed Eligible Debtors List Modification Date immediately preceding the relevant Offer Date, the names and all other information necessary for the identification in accordance with Schedule 12 and for analyzing the risk profile of such new Debtors, the duration of the commercial relationship with each of those new Debtors and the amount of the Eligible Receivables held vis-à-vis the latter; and

(ii)

by the Eligible Debtors List Modification Date immediately preceding the relevant Offer Date, the Assignee (including through the Portfolio Manager) has given the Assignor its written consent to the inclusion of such new Debtors on the Debtors List and has sent the Assignor a new Debtors List which includes such new Debtors thereby becoming Eligible Debtors.

The foregoing is without prejudice to the right of the Assignee (including through the Portfolio Manager) to subsequently exclude one or more of such new Eligible Debtors in accordance with Article 2.3.3 below.

2.1.3

Without prejudice to the terms of Article 2.1.4 below, where the Outstanding Amount of the Assigned Receivables has become less than the Maximum Portfolio Amount, the Assignor undertakes to present the Assignee and to the Portfolio Manager new Debtors not previously included on the Debtors List, under the terms and conditions set forth in Article 2.1.2 above (whose inclusion – as aforesaid – is dependent upon the consent of the Assignee, which may be given through the Portfolio Manager), in order for the Maximum Portfolio Amount to be reached.

2.1.4

Should the Assignor declare to the Assignee and the Portfolio Manager that it is unable to present new Debtors or has presented new Debtors but has not obtained the consent of the Assignee (including through the Portfolio Manager) in accordance with Article 2.1.2(ii) above, the Parties undertake to mutually negotiate, reasonably, in good faith and taking into account the seasonality of turnover, a reduction in the Maximum Portfolio Amount proportionate to the reduction in the Outstanding Amount of Assigned Receivables that has occurred.

2.2	Assignment of Portfolios
2.2.1

On each Offer Date for each month that falls during the Revolving Period, commencing from the first Offer Date that falls on 24 July 2020, the Assignor shall be obliged to offer for sale to the Assignee a Portfolio that includes all Eligible Receivables held by the Assignor vis-à-vis the Eligible Debtors, and the Assignee, without prejudice to the provisions of Articles 2.3.3, 2.6 and 5, shall be obliged to purchase each Portfolio offered for sale, such that each Collection relating to each Assigned Receivable included in a Portfolio belongs to the Assignee and is therefore collected – through the Assignor, as Sub-Servicer (in accordance with the Sub-Servicing Agreement) – by the Assignee.

2.2.2

The Parties agree that each Portfolio shall comprise all Receivables that are Eligible Receivables and that have not yet been assigned to the Assignee in accordance with this Agreement, without prejudice to what is provided for in Articles 2.3.3 and 2.4.1 below.

2.2.3

The Assignor shall select the Eligible Receivables to be offered to the Assignee in accordance with this Agreement in such a way as to ensure that, on each Cut-Off Date immediately preceding an Offer Date (with regard to the assignment governed by Article 2.2.1 above) or on each Collection Transfer Date (with regard to the assignment governed by Article 2.2.4 below), all the Portfolio Criteria referred to in Article 2.4 below are met.

2.2.4

In addition to the sale to the Assignee, on each Offer Date, of a Portfolio of Eligible Receivables further to the terms set forth therein, on each Collection Transfer Date that falls during the Revolving Period – with the exception of each Collection Transfer Date immediately preceding a Payment Date – the Assignor may offer a Portfolio of Eligible Receivables for sale to the Assignee. Without prejudice to the provisions of Articles 2.2.3, 2.6 and 5, the Assignee shall be obliged to purchase each Portfolio offered for sale on that Collection Transfer Date, such that each Collection relating to each Assigned Receivable included in a Portfolio belongs to the Assignee and is therefore collected – through the Assignor, as Sub-Servicer (in accordance with the Sub-Servicing Agreement) – by the Assignee.

2.2.5

The Parties agree that each Portfolio offered by the Assignor in accordance with Article 2.2.4 above shall comprise all the Receivables that are Eligible Receivables and that have not yet been assigned to the Assignee under this Agreement, without prejudice to the provisions of Articles 2.2.3 and 2.4.1.

2.3	Eligible Debtors
2.3.1

The Parties agree and acknowledge that the Eligible Receivables offered on each Offer Date or, as the case may be, on a Collection Transfer Date must be held vis-à-vis Debtors which, as of the Cut-Off Date prior to the relevant Offer Date or Collection Transfer Date, are included on the Debtors List (the “Eligible Debtors”).

2.3.2

Without prejudice to what is stated in Article 2.1.2 above, each Eligible Debtor included on the Debtors List must satisfy all of the following requirements as of the relevant Cut-Off Date or Collection Transfer Date:

(a)

be a resident of or have a base in Italy, in the European Union or in the following countries: United States, Canada, United Arab Emirates, China and Japan or any other country previously authorized by the Portfolio Manager;

(b)	be subject to Italian jurisdiction or the jurisdiction of the country of residence;

(c)

not be a subsidiary of Natuzzi within the meaning of Article 2359, paragraph 1, subparagraph 1, of the Civil Code and not be a part of the Natuzzi Group, provided always that irrespective of any form of “control” or “link” that there may be, Natuzzi Trading (Shanghai) Co. shall be included on the Debtors List and shall be considered an Eligible Debtor;

(d)	not be a natural person (with the exception of sole proprietorships);
(e)

as far as the Assignor is aware, the Debtor must not be insolvent and no Receivable held vis-à-vis that Debtor must be classified as a Disputed Receivable solely within the meaning of points i) and iv) contained in the definition of Disputed Receivable;

(f)	not have delayed or interrupted the payment of Assigned Receivables referring to it in the face of:
i) a dispute that has reached the court regarding a supply of Products regarding any aspect and based on reasonably sound grounds; or

ii) an out-of-court dispute regarding a supply of Products, evidenced in writing, regarding any aspect and based on reasonably sound grounds and such dispute is not settled by an agreement within two months after the date it is notified;

iii) any objection regarding a supply of Products that could jeopardize the existence and/or collectability of the relevant Receivable (including but not limited to any setoff objection), provided that such objection was made in writing and is not settled by an agreement within two months after it is notified;

(g)

the Commercial Agreement on which the relevant Receivable is based has not been terminated at the discretion of any of the parties and has not expired or, where it has expired, the Receivable in question was lawfully created during the contractual relationship.

2.3.3

By each Offer Date, the Assignor undertakes to notify the Assignee of any changes made, commencing from the immediately preceding second Cut-Off Date, in relation to Eligible Debtors in terms of their personal details and/or insurance coverage, using the Changes in Master Data and Ceiling File as per the template annexed hereto as Schedule 13, as amended and updated from time to time.

2.3.4	The Parties agree and acknowledge as follows:
(a)

The Assignee may assess and ascertain – based on its reasonable judgement – any significant deterioration in the economic/financial situation and/or orderly payment capacity of any Eligible Debtor included on the Debtors List (including any new Eligible Debtor added to the Debtors List in accordance with Article 2.1.2 above) which causes, based on the reasonable judgement of the Assignee (including through the Portfolio Manager), a deterioration in the credit risk of the Portfolio (including but not limited to the circumstance that one or more Insurance Companies has – for reasons not attributable to the Assignee – reduced or cancelled the Insurance Ceiling granted with respect to that Eligible Debtor). In such case, the Assignee (including through the Portfolio Manager) may, at its own discretion and by sending a written communication to the Assignor before each Eligible Debtors List Modification Date, notify the Assignor:

(i)	of the exclusion from the Debtors List of such Eligible Debtors previously included on the Debtors List (the “Excluded Debtors”); or

(ii)	of the modification to the Agreed Ceiling made by the Assignee in relation to the Eligible Debtor in question, indicating such change in the Debtors List;
(iii)	of the exclusion of the application of the Individual Uninsured Eligible Receivable Ceiling in relation to the Eligible Debtor in question, indicating such change in the Debtors List.
(b)

In the case referred to in point (i) of the preceding subparagraph (a), as of the Offer Date (included) immediately after such notification, the Assignor may no longer offer to the Assignee, and the Assignee shall no longer be required in any way to purchase, under this Agreement, any Receivable held by the Assignor vis-à-vis any Excluded Debtor until the circumstances and events for which the Excluded Debtors were excluded have definitively ceased or have been permanently eliminated. In the case referred to in point (iii) of the preceding subparagraph (a), as of the Offer Date (included) immediately after such notification, the Assignor may no longer offer to the Assignee, and the Assignee shall no longer be required in any way to purchase, under this Agreement, any Receivable held by the Assignor vis-à-vis any Excluded Debtor exceeding the Agreed Ceiling until the circumstances and events for which the application of the Individual Uninsured Eligible Receivable Ceiling was excluded have definitively ceased or have been permanently eliminated.

(c)

Any exclusion of an Eligible Debtor from the Debtors List and any reduction in the Agreed Ceiling or the Uninsured Eligible Receivable Ceiling relating to an Eligible Debtor having already reached the maximum amount of the Agreed Ceiling or its set Uninsured Eligible Receivable Ceiling through previous assignments shall not in any way jeopardize or have any effect on the validity and efficacy of assignments of Eligible Receivables already made prior to such exclusion/reduction of the Agreed Ceiling or Uninsured Eligible Receivable Ceiling, which shall therefore remain valid and in effect between the Parties on the terms and conditions set forth in this Agreement.

2.3.5

The Parties expressly agree that should any Insurance Policy issued by an Insurance Company to Natuzzi be modified by Natuzzi without the prior consent of the Assignee, the Debtor covered by that Insurance Policy shall be considered as an Excluded Debtor in accordance with Article 2.3.4 above, provided always that the Assignee may not unreasonably withhold its prior consent to any non-adverse modification to any Insurance Policy with respect to conditions relating to coverage of risk.

2.4	Portfolio Criteria
2.4.1

Without prejudice to the Eligibility Criteria set forth in Schedule 2, the Assignor shall select the Eligible Receivables to be offered for sale to the Assignee in accordance with this Agreement in such a way as to ensure that, on each Cut-Off Date or on each Collection Transfer Date (with regard to the assignment governed by Article 2.2.4 above), the portfolio comprising such Eligible Receivables satisfies all of the following criteria (the “Portfolio Criteria”):

(i)

The Outstanding Amount of all Assigned Receivables existing on such Cut-Off Date or on such Collection Transfer Date and of the Eligible Receivables offered for assignment on the same Offer Date and, where applicable, on a Collection Transfer Date does not exceed the Maximum Portfolio Amount, in each case as calculated on the Cut-Off Date preceding the relevant Offer Date (with regard to the assignment governed by Article 2.2.1 above) or on the relevant Collection Transfer Date (with regard to the optional assignment governed by Article 2.2.4 above). It is understood that should the Maximum Portfolio Amount be exceeded and the Assignee (including through the Portfolio Manager) does not notify the Assignor of its intention to purchase Eligible Receivables over and above the Maximum Portfolio Amount, the Assignee (including through the Portfolio Manager) may choose, in relation to the relevant Offer Date or Collection Transfer Date, the Eligible Receivables to be excluded – and in relation to which the relevant Eligible Receivables shall not be assigned on the immediately following Offer Date or Collection Transfer Date – in accordance with the procedures set forth in Article 2.4.2 below, in order to adhere to the Maximum Portfolio Amount.

(ii)

With regard to certain Assigned Debtors indicated by the Assignee, the Outstanding Amount of all Assigned Receivables existing on such Cut-Off Date or on such Collection Transfer Date, held vis-à-vis each Assigned Debtor (including Eligible Receivables offered for assignment on the Offer Date after the relevant Cut-Off Date or, with regard to the assignment governed by Article 2.3.4 above, on the relevant Collection Transfer Date) shall not exceed (a) the Agreed Ceiling set by the Assignee indicated in the Debtors List (as amended on occasion), as calculated on the Cut-Off Date preceding the relevant Offer Date (with regard to the obligatory assignment governed by Article 2.2.1 above) and (b) the relevant Individual Uninsured Eligible Receivable Ceiling. It is understood that should the Agreed Ceiling of an Eligible Debtor and/or its Individual Uninsured Eligible Receivable Ceiling be exceeded and the Assignee has not notified the Assignor of its intention to purchase Eligible Receivables related to that debtor above the agreed limits, the Receivables held vis-à-vis that Eligible Debtor exceeding those limits shall not be assigned on the immediately following Offer Date or Collection Transfer Date. It is understood that the Assignee may update the Agreed Ceiling and/or Individual Uninsured Eligible Receivable Ceiling for each Assigned Debtor on a monthly basis, promptly notifying the Assignor of any such modification.

(iii)

With regard to each Assigned Debtor, the Outstanding Amount of all Assigned Receivables existing on such Cut-Off Date preceding the relevant Offer Date or on such Collection Transfer Date (with regard to the optional assignment governed by Article 2.2.4 above), held vis-à-vis each Assigned Debtor (including Eligible Receivables offered for assignment on the Offer Date after the relevant Cut-Off Date or, with regard to the assignment governed by Article 2.2.4 above, on the relevant Collection Transfer Date), exceeds, as the case may be, EUR 10,000.00, USD 10,000.00, CAD 10,000.00, GBP 10,000.00, AUD 10,000.00 or CNY 100,000.00. Should the Outstanding Amount, calculated as above, be, as the case may be, lower than the amounts specified above, those Eligible Receivables shall not be offered for assignment.

2.4.2

Should the limits envisaged in points (i), (ii) and (iii) of the preceding Article 2.4.1 be exceeded, the Assignor shall notify (including by e-mail) the Assignee and the Portfolio Manager in the period between (x) the Cut-Off Date preceding the relevant Offer Date, and (y) the subsequent Report Date, or on the relevant Collection Transfer Date. After receiving such notification, the Assignee (including through the Portfolio Manager) shall promptly send the Assignor a list of Eligible Debtors to be excluded. It is understood however that if the Assignee does not consent to the limit referred to in point (ii) of the preceding Article 2.4.1 being exceeded, the Assignor may present to the Assignee new Eligible Receivables held vis-à-vis Eligible Debtors in relation to which the Agreed Ceiling and/or relevant Individual Uninsured Eligible Receivable Ceiling has not been exceeded.
2.4.3

Without prejudice to the provisions of Article 2.4.4 below, the Assignor and the Assignee (including through the Portfolio Manager) undertake to assess the Portfolio Criteria set forth in Article 2.4.1 above on each Calculation Date immediately prior to each Renewal Date in order to agree upon any changes that such Parties may deem necessary. Any changes to the Portfolio Criteria set forth in Article 2.4.1 agreed upon between the Assignor and the Assignee (including through the Portfolio Manager) shall apply starting from the relevant Renewal Date, provided always that if such Parties do not reach an agreement with regard to such changes by the Calculation Date immediately preceding such Renewal Date, the Portfolio Criteria applicable as of the said Calculation Date shall continue to apply in accordance with this Agreement.

2.4.4

On each Calculation Date, the Assignor may submit a written request to the Assignee and the Portfolio Manager for an increase in the Maximum Portfolio Amount. In such case, the Parties shall negotiate such increase in good faith and with propriety, provided always that: (i) the Assignee (including through the Portfolio Manager) shall be under no obligation whatsoever to accept the increase in the Maximum Portfolio Amount proposed by the Assignor, and (ii) any increase in the Maximum Portfolio Amount agreed between the Assignor and the Assignee (including through the Portfolio Manager) shall only apply after the Offer Date immediately following that on which such agreement is reached between the Parties.

2.5	Consideration

The assignment and transfer of each Portfolio in accordance with this Agreement and of each Assignment Agreement shall be in exchange for a consideration equivalent to the Purchase Price, calculated according to the indications given in Schedule 4 (Calculation of the Purchase Price) and notified in accordance with the provisions of Schedule 3 (Operating Procedure for the Sale of Eligible Receivables), which shall be paid by the deadlines and on the conditions set forth in detail in Article 4 below.

2.6	Events that may affect the purchase of Portfolios

The Parties agree – and the Assignor expressly acknowledges – that:

2.6.1

the commitment of the Assignee to purchase the Receivables included in each Portfolio in accordance with this Agreement shall be subject to the absence of any financial tension that may arise due to significant harmful events impacting the capital market and which have the consequence of significantly limiting the Assignee’s ability to secure short-term funding from the market in order to pay the relevant Purchase Price;

2.6.2

upon the occurrence of the circumstance indicated in the preceding Article 2.6.1, the Assignee shall thus not be obliged to purchase the Receivables and may choose not to accept the relevant offers of assignment where it sends the Assignor, by the fifth Business Day prior to the relevant Purchase Date, a written communication confirming – in good faith and according to objective parameters – the existence of the aforementioned financial tension and giving evidence thereof.

Should the circumstances indicated in Articles 2.6.1 and 2.6.2 continue for six subsequent Offer Dates, the Assignee (including through the Portfolio Manager) may terminate the Revolving Period by sending the Assignor a unilateral notice of withdrawal with immediate effect (and without the application of any penalty or fee).

2.7	Efficacy of assignment

2.7.1. Each assignment of Eligible Receivables shall take effect on the Purchase Date immediately after the relevant Offer Date, with economic effects, in each case, starting from the previous Cut-Off Date. Consequently, the Parties agree that:

(a)	the Assignee shall be entitled to receive all Collections related to the Assigned Receivables that it has purchased after the related Cut-Off Date (included); and
(b)	those Collections must be transferred to the Assignee in accordance with the provisions contained in the Sub-Servicing Agreement.
2.7.2

Each assignment of Eligible Receivables carried out in accordance with Article 2.2.4 above shall take effect as of the relevant Collection Transfer Date, with economic effects starting on the same Collection Transfer Date, in accordance with Schedule 3 to the Assignment Agreement. Consequently, the Parties agree that:

(a)	the Assignee shall be entitled to receive all Collections related to the Assigned Receivables that it has purchased after the same Collection Transfer Date (included); and
(b)	those Collections must be transferred to the Assignee in accordance with the provisions contained in the Sub-Servicing Agreement.
2.8	Duty to cooperate

The Parties agree to fully cooperate in carrying out any reasonable additional activity that may be necessary to facilitate the transfer of Eligible Receivables by the deadlines set forth in this Article 2 and in accordance with the transfer procedures set forth in Schedule 3 (Operating Procedure for the Sale of Eligible Receivables).

2.9	Accessory Amounts and Late Payment Interest

The Parties acknowledge and agree that:

(i)

each assignment of Eligible Receivables carried out in accordance with this Agreement also includes the assignment, to the Assignee, of any Accessory Amount (including Late Payment Interest) of the relevant Eligible Receivables;

(ii)	such Accessory Amounts shall be indicated in the Sub-Servicer Report drafted and submitted in accordance with the Sub-Servicing Agreement;
(iii)	such Accessory Amounts are not included in the calculation of the Purchase Price pursuant to Article 4 below;
(iv)	such Accessory Amounts are to be paid to the Assignee on the terms and conditions set forth in Article 8 below.
2.10	Assignment of Insurance Policy benefits

The Assignor assigns (and undertakes to assign) to the Assignee in accordance with this Agreement all benefits and interests deriving from present and future Insurance Policies related to Assigned Receivables assigned from time to time. It also undertakes to carry out any activities that may be necessary to formally conclude such assignments including, where requested by the Assignee, notification of the assignment to the relevant Insurance Company in accordance with Articles 1260 et seq. of the Civil Code.

It is naturally to be understood that any amounts paid out by the Insurance Company to the Assignor by way of compensation under the Insurance Policies on Assigned Receivables shall be promptly paid and transferred to the Assignee.

3	NATURE OF THE ASSIGNMENTS
3.1	Assignment without recourse

The Parties agree that the transfer of Assigned Receivables to the Assignee shall be without recourse and without any type of warranty from the Assignor as to the solvency of each Assigned Debtor.

The Assignee therefore fully and expressly waives the warranty as to solvency in relation to Assigned Receivables.

3.2	Right to notify Assigned Debtors

The Assignee (including through the Portfolio Manager), at its own discretion and solely in the cases specified hereunder, subject to informing the Assignor in advance, may notify the following – at the Assignor’s expense – of the assignment that has taken place or attend to whatever formalities are required to render the Assigned Receivables that it has purchased enforceable:

3.2.1	all and/or solely some of the Assigned Debtors, should the appointment of the Sub-Servicer in accordance with Article 9 of the Sub-Servicing Agreement be revoked; and/or
3.2.2

each Assigned Debtor that has been classified as Insolvent and, where the debtor is insured, in circumstances where the deadlines for filing a claim under the relevant insurance policy have elapsed – without prejudice to the provisions governing the management of the Receivable in question set forth in the Sub-Servicing Agreement; and/or

3.2.3

each Eligible Debtor who has been notified of the assignment of Receivables from the Assignor to the Assignee, where the relevant Receivable is re-transferred from the Assignee to the Assignor under circumstances set forth in this Agreement,

(including through sending each Assigned Debtor any deed or document confirming that the assignment has taken place), and may request the reasonable cooperation of the Assignor and/or Sub-Servicer in such respect.

In the same communication, the Assignee shall have the right to request that the Assignor, including as Sub-Servicer, and such also in the event that the appointment as Sub-Servicer itself is revoked, immediately proceed to give notice of the assignment by sending each Assigned Debtor a notice substantially in the form of that set forth in Schedule 7 (Notice of Assignment) to the Sub-Servicing Agreement, provided always that in the event of inertia on the part of the Assignor and/or the Sub-Servicer, the Assignee shall still be free to proceed with notification of the assignment independently.

3.3	Assignment of receivable but not of agreement

Each assignment of Receivables carried out by virtue of this Agreement shall not imply the transfer of the corresponding Commercial Agreement, nor shall it impose on the Assignee any obligation pursuant to such agreement or other obligations assumed by the Assignor towards

Assigned Debtors based on the corresponding Commercial Agreement or any other agreement.

4	CALCULATION AND PAYMENT OF THE PURCHASE PRICE
4.1	Determination of the Purchase Price
4.1.1

The Purchase Price for each Portfolio sold in accordance with this Agreement shall be equal to the total of the Individual Purchase Prices of Receivables (determined in accordance with the provisions of Schedule 4 (Calculation of the Purchase Price)) purchased by the Assignee on the relevant Purchase Date or Collection Transfer Date and shall be paid by the Assignee in accordance with the procedures set forth in this Article 4.

4.1.2	Schedule 4 (Calculation of the Purchase Price) lays down the procedures for calculating the Individual Purchase Price of each Eligible Receivable.
4.2	Payment of the Purchase Price
4.2.1

The Purchase Price for Receivables purchased by the Assignee on a Purchase Date (as determined in accordance with Schedule 4 (Calculation of the Purchase Price)) shall be paid by the Assignee on the subsequent Payment Date, crediting the relevant amount, broken down by Eligible Currency, to the relevant Natuzzi Account and specifying the reason for payment to be the Assignment Agreement to which the payment refers. It is agreed that payment of the Purchase Price may be made by way of set-off for corresponding amounts: (i) pursuant to the provisions of Article 2.4(b) of the Subscription Agreement), against any amount that may be due by the Assignor to the Assignee by way of Further Instalment (as defined in the Terms and Conditions of the Notes) (the “First Set-Off”); and then (ii) against the amount due by the Sub-Servicer/Assignor to the Assignee on the relevant Collection Transfer Date pursuant to the Sub-Servicing Agreement (the “Second Set-Off”). The Parties expressly agree that such payment shall, including for the purposes of Article 1327 of the Civil Code, be considered as acceptance by the Assignee of the offer to conclude the relevant Assignment Agreement in the absence of an express acceptance by the Assignee (including through the Portfolio Manager) of the Assignment Agreement proposal.

4.2.2

In all cases in which the Purchase Price referred to in Article 4.2.1 is paid entirely or in part through the Second Set-Off, the Parties agree that, from the moment in which the Assignee – in accordance with Schedule 3 to the Assignment Agreement – communicates its acceptance to purchase the Eligible Receivables included in the Portfolio offered for sale, the Assignor may withdraw from one or more of the Internal Collections Accounts a total sum corresponding to the amount of the Second Set-off in accordance with Article 4.2.1 above.

4.3	Payment with definite date
4.3.1

The Parties expressly state that assignments of Assigned Receivables under this Agreement shall be subject to the provisions of Articles 5(1), 5(1-bis) and 5(2) of Law 52/91, as provided for by Article 4(1) of the Securitization Law.

4.3.2

The Assignor, on a monthly basis and at its own expense, shall make a copy of the statement of account of each Natuzzi Account – to which each Purchase Price amount payable to the Assignor is to be credited pursuant to Article 4.2 above – that shows when the payments were made to the Natuzzi Account by the Assignee by virtue of Article 4.2 and when the funds were cleared and made available in the account, sending that copy to the Assignee and to the Portfolio Manager within two Business Days after each payment.
4.3.3

For each assignment of Receivables in relation to which payment of the Purchase Price has been made by way of set-off pursuant to Article 4.2.1 above, the Assignor shall send the Assignee, no later than the fifteenth Business Day following the Collection Transfer Date, a written notice confirming that it has been satisfied, including by way of by set-off, for an amount equal to the Transfer Price, indicating the relevant amount set off (equal to the sum of the amount of the First Set-Off and the amount of the Second Set-Off) and ensuring, at its own expense, that such notice has a definite date in accordance with Article 5 of Law 52/91 and Article 2704 of the Civil Code, by sending such notice to the Assignee by certified e-mail.

4.3.4

The Assignor shall fully cooperate with the Assignee and the Portfolio Manager so as to enable them to undertake all additional procedures and formalities that may be necessary or reasonably recommendable for attributing a definite date to the payments described in Article 4.2 above, pursuant to Article 5 of Law 52/91 (as referred to by Article 4(1) of the Securitization Law) and Article 2704 of the Civil Code.

5	CONDITIONS PRECEDENT AND SUBSEQUENT
5.1

This Agreement shall not be binding or effective for the Parties until such time as all of the conditions precedent set forth in Schedule 5 (Conditions Precedent), Part A, have been fulfilled or, alternatively, have been waived in writing by the Assignee (including through the Portfolio Manager).

5.2

If all the conditions precedent set forth in Schedule 5 (Conditions Precedent), Part B (Conditions precedent preceding each Purchase Date, Payment Date and Collection Transfer Date), numbered 1 through 10, have not been fulfilled (as notified in writing by the Assignor to the Assignee in the proposal for the conclusion of the Assignment Agreements in accordance with Schedule 3 (Operating Procedure for the Sale of Eligible Receivables)) as of a Purchase Date or Collection Transfer Date, the Assignee shall not be obliged to purchase the Receivables offered for assignment on such dates, provided always that the Assignee (including through the Portfolio Manager) may, at its absolute discretion, fully or partially waive such conditions precedent. The Parties acknowledge that the event numbered as 11 in Schedule 5 (Conditions Precedent), Part B (Conditions precedent preceding each Purchase Date, Payment Date and Collection Transfer Date), constitutes a condition precedent for the payment of the Purchase Price on each Payment Date.

5.3

The Parties acknowledge and agree that the efficacy of the assignment of each individual Assigned Receivable from the Assignor to the Assignee under this Agreement is subject to the condition subsequent that the Portfolio being assigned does not meet all or part of the Portfolio Criteria and/or the Debtors are not Eligible Debtors included on the Debtors List (in accordance with Articles 2.1.2 and 2.3.2), in both cases as of the Cut-Off Date immediately preceding the Offer Date or, where applicable, the relevant Collection Transfer Date on which the Portfolio in question is offered in accordance with this Agreement.

Upon the fulfilment of the condition subsequent referred to in this Article 5.3, the Assignor shall pay the Assignee, on the Payment Date immediately following the date on which the fulfilment of the condition subsequent occurred, an amount equivalent to the Purchase Price paid by the Assignee (including through set-off) in relation to: (a) the individual Receivables to be re-transferred on the basis that they are held vis-à-vis Debtors that are not Eligible Debtors, or (b) the entire Portfolio or part thereof to be re-transferred for failure to meet the Portfolio Criteria, in both cases less any Collections transferred to the Assignee with respect to such Receivables/Portfolio up until the date on which the condition subsequent was fulfilled, plus interest calculated on the amount to be returned at the 3-month EURIBOR rate plus 2.0%, during the period between such Payment Date and the date on which the condition subsequent in question was fulfilled.

It is hereinafter to be understood that the Assigned Receivables/Portfolio in relation to which one of the aforesaid conditions subsequent was fulfilled shall be considered re-transferred to the Assignor retroactively commencing from the relevant Purchase Date/Collection Transfer Date. It is further understood that should an assigned Portfolio not meet the Portfolio Criteria on the terms set forth above, the condition subsequent shall apply with respect to the entire Portfolio assigned.

6	REPRESENTATIONS AND WARRANTIES
6.1

The Assignor acknowledges that the Assignee would not have entered into this Agreement or other Transaction Documents without having received the representations and warranties given in this Agreement and in the other Transaction Documents. Any completed or potential checks and/or investigations that may have been conducted or that may be conducted in the future by the Assignee (including through the Portfolio Manager) within the context of the purchase of Eligible Receivables may not undermine or impair the rights of the Assignee based on this Agreement, including but not limited to the rights provided for in Article 13.

6.2

The Assignor gives the Assignee the representations and warranties set out in Schedule 6 (Representations and Warranties), Part A (General representations and warranties). Those representations and warranties are given on the Signing Date of this Agreement and (unless otherwise specified) shall be considered repeated on each Purchase Date, with reference to the facts and circumstances existing as of that Purchase Date.

6.3

The Assignor also gives the Assignee the representations and warranties set out in Schedule 6 (Representations and Warranties), Part B (Assignor’s representations and warranties in relation to the Eligible Receivables), with reference to Eligible Receivables. Those representations and warranties are given on each Offer Date or on each Collection Transfer Date with reference to the Eligible Receivables offered for assignment on that Offer Date. In case of breach by the Assignor of the representations and warranties set out in Schedule 6 (Representations and Warranties), Part B (Assignor’s representations and warranties in relation to the Eligible Receivables), the provisions contained in Article 13 shall apply.

6.4

The Assignee gives the Assignor the representations and warranties provided in Schedule 6, Part C (Assignee’s representations and warranties). Those representations and warranties are issued on the Signing Date of this Agreement and (unless otherwise specified) shall be considered repeated on each Purchase Date and on each Collection Transfer Date on which the Assignor decides to offer a Portfolio of Eligible Receivables, with reference to the facts and circumstances existing as of that Purchase Date or Collection Transfer Date.

7	UNDERTAKINGS
7.1	The Assignor gives the undertakings provided for in Schedule 7 (Assignor’s Undertakings) for the benefit of the Assignee.
7.2	Each of the undertakings set forth in Schedule 7 (Assignor’s Undertakings) shall:
7.2.1	be complied with by the Assignor on a continuous basis starting from the Signing Date until the obligations assumed by the Assignor under this Agreement have been fully performed; and
7.2.2	be expressly confirmed as fully complied with on each Offer Date and on each Collection Transfer Date with reference to performance referring to that Offer Date and, where applicable, to that Collection Transfer Date, through the submission of the Assignment Agreement proposal in accordance with Schedule 3 (Operating Procedure for the Sale of Eligible Receivables).

8	DEEMED COLLECTIONS AND ACCESSORY AMOUNTS
8.1

The Assignor, directly or through the Sub-Servicer (where different from the Assignor) in accordance with the Sub-Servicing Agreement, shall identify all Deemed Collections and Accessory Amounts relating to Assigned Receivables by the Payment Date immediately after the date on which each Deemed Collection or, where applicable, each Accessory Amount becomes due, and shall pay such Deemed Collections and/or Accessory Amounts to the Assignee, promptly crediting all amounts to the Assignee’s Account no later than the second Business Day prior to the Payment Date after the Cut-Off Period to which such Deemed Collections and/or Accessory Amounts (including Late Payment Interest) refer.

8.2

On each Payment Date and based on the information provided in the Sub-Servicer’s Report, the Assignee shall be required to transfer to the Assignor any amount recovered from Assigned Debtors and credited to the Assignee’s Account – irrespective of the specific Assigned Receivable that has triggered the relevant collection – insofar as the Assignee has already received a Deemed Collection in relation to such Assigned Debtors, without the payment of any interest or penalties.

9	MATERIAL EVENTS

The Assignor shall immediately inform the Assignee and the Portfolio Manager of any Potential Material Event or Material Event the moment such events are brought to its attention. The consequences of a Material Event are set forth in Schedule 8 (Material Events), Part C (Consequences of a Material Event).

10	FEES, COSTS AND TAXES
10.1

By means of this Agreement the Assignor agrees to pay all properly documented costs and expenses (including any legal fees) due (or directly incurred by the Assignee and properly documented by the latter) with reference to:

10.1.1

the preparation and organization of the Securitization, the negotiation, signing and delivery of this Agreement and any other documents that may be delivered or which may be signed from time to time in accordance with this Agreement or in relation hereto or to any other Transaction Document, further to the provisions of the Mandate Agreement, plus applicable VAT, expenses, charges and contributions; and

10.1.2

the exercise or preservation of any right by virtue of this Agreement and of the other Transaction Documents, including, for the avoidance of doubt, any notification of assignment to Assigned Debtors in accordance with Article 3.2;

10.1.3

legal or tax advice or support related to the drafting and negotiation of Transaction Documents provided to the Assignee by its own legal and tax advisor, up to a maximum of EUR 50,000.00 (fifty thousand euros and zero cents) plus applicable VAT, expenses, charges and social security contributions;

taking into account that the Assignor shall have no obligation whatsoever towards the Assignee with respect to costs and fees deriving from the latter’s liability.

10.2

The Parties agree and declare that each assignment of Eligible Receivables carried out/to be carried out in accordance with this Agreement is exempt from VAT in accordance with the combined provision of Articles 3(2)(3) and 10(1)(1) of Presidential Decree No. 633 of 26 October 1972.

10.3	The Assignor undertakes to:
10.3.1

pay any indirect Taxes (and all related charges and costs), including any VAT that may be payable, applicable in relation to this Agreement, to the Transaction Documents and/or, in any case, to the assignment of Assigned Receivables to the Assignee under this Agreement, as well as with reference to any payments otherwise due by virtue of this Agreement; and

10.3.2	indemnify the Assignee in relation to any liability resulting from any delay by the Assignor in payment or failure to pay such indirect Taxes.

It is understood and agreed by the Parties that none of the provisions of this Article 10.3 shall in any way imply an obligation for the Assignor to pay or indemnify the Assignee for IRES (corporate income tax) and/or IRAP (regional tax on production activities) payable by the Assignee.

10.4

All payments to be made by the Assignor to the Assignee under this Agreement, or with reference to Assigned Receivables, shall be made without any tax-related deduction and/or withholding (the “Tax Deduction”), except where the Assignor is required to make such payment subject to a Tax Deduction, in which case the amount payable by the Assignor in relation to which such Tax Deduction applies shall be automatically increased to ensure that, after application of the Tax Deduction, the Assignee receives (after the Tax Deduction, including in relation to the aforementioned additional amount) a net amount equal to the amount it would have received had such Tax Deduction not been applied.

10.5

The Assignor shall pay the Assignee all the VAT that it has effectively recovered in relation to delinquent receivables in accordance with Schedule 7 (Assignor’s Undertakings), point 33 (Recovery of VAT on delinquent receivables), and in that respect it shall do everything legally necessary in order to recover such VAT.

11	PAYMENTS
11.1	All amounts owed by the Parties are to be paid in euros, as follows:
11.1.1	if owed to the Assignor, to the relevant Natuzzi Account in the Eligible Currency of the Assigned Receivable; and
11.1.2	if owed to the Assignee, to the Assignee’s Account,

or to any other account indicated by the Assignor or by the Assignee (including through the Portfolio Manager), as the case may be, in a written notification to be sent to the other Party with at least ten Business Days’ notice.

11.2	The payment obligations of the Parties may not be suspended, delayed (including in the event of a dispute) or, unless otherwise specified in this Agreement, offset.
12	LATE PAYMENT INTEREST
12.1	Where an amount due (the “Amount Due”) by one Party to the other Party in accordance with the terms of this Agreement is not paid by the specified deadlines, that Amount Due shall accrue Late Payment Interest starting from the payment date indicated above until the date on which the payment is eventually made at a rate equivalent to the average 3-month EURIBOR rate (during the reference period) plus 2% (two per cent).

12.2

In case of late payment of all or part of a Purchase Price under Article 4, the Assignee shall be required to pay the Assignor Late Payment Interest on the unpaid Purchase Price (or portion thereof) at a rate equivalent to the average 3-month EURIBOR rate (during the reference period) plus 2% (two per cent) for the period starting from the fourth day after the payment due date until the date on which the payment is eventually made.

12.3	In both of the cases covered by Articles 12.1 and 12.2 above, should the 3-month EURIBOR rate be negative, it shall be deemed to be equal to 0% (zero per cent).
13	COMPROMISED RECEIVABLES
13.1

If at any time after the signature of this Agreement any of the Parties should become aware that, in relation to one or more of the Assigned Receivables under this Agreement, any of the representations and warranties specified in Schedule 6 (Representations and Warranties), Part B (Assignor’s representations and warranties in relation to the Eligible Receivables) – excluding representation and warranty no. 2 (Compliance with the Portfolio Criteria), in which case the provisions of Article 5.3 shall apply – prove to be inaccurate, incorrect or incomplete with reference to material facts or circumstances existing as of the date on which such representation or warranty was given or considered repeated ( “Breach”), that Party shall inform the other Party immediately with a detailed written notification, and the Assignor can remedy such Breach by whichever of the following dates occurs first:

13.1.1	the tenth Business Day after the date on which the Assignor becomes aware of the Breach (where the Breach is detected by the Assignor); or
13.1.2	the tenth Business Day after receipt of the written notification sent by the other Party.
13.2	The fact that a Breach referring to an Assigned Receivable has been remedied in accordance with Article 13.1 may in no way prejudice the rights of the Assignee deriving from:
13.2.1	a possible Breach with respect to other Assigned Receivables; and/or
13.2.2

any damage, loss or other real negative financial consequences directly suffered by the Assignee, and which the Assignee has properly documented, as a result of having purchased or held such Assigned Receivables.

13.3

If a Breach is detected in relation to any Assigned Receivables and is not remedied by the Assignor by the deadline specified in Article 13.1.1 or, as the case may be, in Article 13.1.2, in order to eliminate or definitively prevent any effects of that Breach for the Assignee, the Assignee (including through the Portfolio Manager) may declare such Assigned Receivables to be Compromised Receivables, notifying the Assignor in writing as soon as it is made aware of that circumstance.

13.4	If any Assigned Receivable is declared to be a Compromised Receivable, then:
13.4.1

by 10:00 a.m. on the third Business Day after the final day of the period referred to in Article 13.1.1 or, where applicable, in Article 13.1.2, the Assignor shall send the Assignee and the Portfolio Manager an electronic file containing a list of the specific Compromised Receivables to which the Breach refers;

13.4.2	by 10:00 a.m. on the Calculation Date after the Business Day on which the electronic file referred to in Article 13.4.1 above is received, the Assignee (including through the

Portfolio Manager) shall notify the Assignor in writing of the Value of the Compromised Receivables payable as consideration for the return of the Compromised Receivables; and
13.4.3

by 10:00 a.m. on the immediately following Payment Date, the Assignor shall credit the Value of the Compromised Receivables to the Assignee’s Account, with contemporaneous return to the Assignor for all purposes of all of the relevant Compromised Receivables, including ownership and any rights therein.

To the extent that the Assignor has actually paid the Assignee in relation to the Compromised Receivables as provided in Article 13.4.3, the Assignor shall be entitled to withhold any Collections howsoever received in relation to such Compromised Receivables, and should a Collection with respect to such Compromised Receivables be subsequently received by the Assignee, the Assignee shall reimburse the Assignor on the immediately following Payment Date, up to the amount of the said Collection received in relation to the Compromised Receivable.

13.5

In relation to the Compromised Receivables returned to the Assignor in accordance with the preceding Article 13.4, the Assignee shall not give any representation or warranty with reference to the Compromised Receivable transferred to the Assignor (including a warranty as to the existence of the receivable) and may be liable solely in relation to its own actions, as provided for in the first paragraph of Article 1266 of the Civil Code. Following the re-transfer of the Compromised Receivable to the Assignor in accordance with Article 13.4, the Assignee (including through the Portfolio Manager) shall carry out (at the expense of the Assignor and in relation to the re-transferred Compromised Receivable) all procedures and formalities reasonably requested by the Assignor in order to complete the reacquisition of the Compromised Receivables, including any notifications to the relevant Debtors of the re-transfer of the Compromised Receivable in question.

14	AMENDMENT
14.1

No amendments to or waivers of the provisions of this Agreement, nor any authorization requested in accordance with this Agreement, shall be binding for any of the Parties unless it has been issued in writing and signed by all Parties.

14.2	This Agreement constitutes the entire and final agreement between the Parties and replaces any prior verbal or written agreement.
15	NOTICES
15.1

Unless otherwise specified in this Agreement, any communication, request, claim or other document which may be made, issued or produced by one of the Parties to the other (or to the Portfolio Manager) in accordance with this Agreement must be reduced to writing, in Italian, and addressed or sent to:

15.1.1	If for the Assignor:

Natuzzi S.p.A.

Viale Iazzitiello 47

70029 Santeramo in Colle (BA)

Fax: +39 080 8820513

E-mail: cartolarizzazione@natuzzi.com, vnotarpietro@natuzzi.com, mscaramuzzo@natuzzi.com; vfavale@natuzzi.com

For the kind attention of Mr. Vittorio Notarpietro

15.1.2	if for the Assignee:

Muttley S.r.l.

Via Vittorio Betteloni 2

20131 Milan

For the kind attention of the Sole Director

Fax: +39 02 77 88 0599

E-mail: societario@zenithservice.it

Certified e-mail: muttley_srl@legalmail.it

c.c.:

Banca IMI S.p.A.

Largo Mattioli 3

20121 Milan

Fax: +39 02 7261 2242

E-mail: securit_corporate@bancaimi.com

For the kind attention of Global Markets Financing and Solutions - Securitisation

15.1.3	if for the Servicer:

Zenith S.p.A.

Via Vittorio Betteloni 2

20131 Milan

Fax: +39 02 7788 0599

E-mail: reporting.imi@zenithservice.it

For the kind attention of: Gestione Assets

15.1.4	if for the Portfolio Manager:

Banca IMI S.p.A.

Largo Mattioli 3

20121 Milan

Fax: +39 02 7261 2242

E-mail: securit_corporate@bancaimi.com

For the kind attention of Global Markets Financing and Solutions - Securitisation

or to any other address, e-mail address or fax number which the Party in question (including through the Portfolio Manager as regards the Assignee) has notified to the other Party with at least five Business Days’ notice.

15.2

Unless otherwise specified in this Agreement, any communication, request, claim or other document which may be made, issued or produced by one of the Parties to the other in accordance with this Agreement shall be considered as sent:

15.2.1	upon delivery (if sent by fax during normal working hours on a Business Day), once the relevant delivery receipt is produced; or
15.2.2	on the next Business Day (if sent by fax after normal working hours or not on a Business Day), once the relevant delivery receipt is produced; or
15.2.3	upon delivery to the relevant address; or
15.2.4	on the date indicated on the return receipt (if sent by registered mail with return receipt); or
15.2.5	on the date indicated in the e-mail confirming receipt of the e-mail by the recipient (if sent by e-mail during normal working hours on a Business Day); or
15.2.6	on the Business Day immediately after the day indicated in the e-mail confirming receipt of the e-mail by the recipient (if sent by e-mail after normal working hours or not on a Business Day).
16	WAIVERS

No inertia or delay by a Party in exercising any right pursuant hereto may be construed as a waiver of such right, and no individual or partial exercise of any right shall preclude any other or further exercise of that right or of any other right. Unless otherwise specified in this Agreement, the remedies provided for herein are cumulative and do not exclude any other remedy provided by law.

17	MISCELLANEOUS
17.1

If at any time one or more provisions, obligations or rights under this Agreement should prove to be or should become invalid, illegal or non-enforceable in any respect in accordance with the law of any jurisdiction, the validity, legality and enforceability of all remaining provisions, obligations or rights by virtue of this Agreement or such provisions or obligations in any other jurisdiction shall not be affected or impacted by such circumstance.

17.2

The Assignor and the Assignee (including through the Portfolio Manager) shall promptly inform the other of any changes to the identity of their respective Authorized Signatories in accordance with this Agreement.

17.3

The Parties undertake to comply with the Provisions on Traceability, without prejudice whatsoever to the procedures for payment of the Purchase Price, by bank transfer, provided for in Article 4.2 of this Agreement.

18	AUDITS
18.1

Up until the Expiry Date the Assignor undertakes to submit the Assignee and the Portfolio Manager (at its own expense, up to a limit of EUR 20,000 plus VAT), once a year, within sixty days after the Report Date that falls in the month of September of each year starting from September 2020, a report prepared by an external auditor or independent auditing firm appointed by the Assignor at the indication of the Assignee (including through the Portfolio Manager) (the “Audit Report” and the “Auditor”, respectively). The Auditor shall carry out the audit procedure on an annual basis in order to verify inter alia:

18.1.1	the accuracy of the Sub-Servicer’s Report and that the data contained therein match the Sub-Servicer’s accounting records;

18.1.2	the issue of Credit Notes (whose issuance is required in accordance with the Credit and Collection Policy) and the payment of Deemed Collections to the Assignee;
18.1.3	compliance with the Eligibility Criteria;
18.1.4	the substantial application by the Sub-Servicer of the Credit and Collection Policy without deviations such as to jeopardize the collection of Assigned Receivables;
18.1.5

the activities carried out by the Sub-Servicer, checking that Collections (i) have been credited to each Foreign Collections Account, in the case of the AUD Foreign Collections Accounts and CAD Foreign Collections Accounts, and to each Internal Collections Account, in the case of the Euro Internal Collections Accounts, the USD Internal Collections Accounts and the GBR Internal Collections Accounts, and from each of these transferred immediately to the relevant Internal Collections Account (as accounts “dedicated” exclusively for the crediting of amounts relating to Assigned Receivables) and (ii) have been transferred from each Internal Collections Account to the Assignee correctly and in conformity with the provisions of the Sub-Servicing Agreement (this verification is to be carried out by the Auditor on a statistically significant sample);

18.1.6	the absence of any other receivable-backed financing (e.g. discount transactions, factoring and securitizations) involving the Assigned Receivables.
18.2

Without prejudice and in addition to the provisions of the preceding Article 18.1, the Assignee (including through the Portfolio Manager) shall have the right to directly carry out, with at least fifteen Business Days’ notice and not more than once every quarter, through an auditing firm of its own choosing and at its own expense, an audit of the same nature as that described in Article 18.1. The Assignor (as Sub-Servicer) shall facilitate and give its full cooperation in relation to such audit as necessary in relation to the purposes indicated above and following procedures that do not interfere with the Assignor’s normal course of business.

19	CONFIDENTIALITY

Unless otherwise provided by applicable law or otherwise required by any Authority (regardless of whether that request is legally binding) whose authority is generally respected by the entity who receives such a request, neither of the Parties shall disclose the terms and conditions of this Agreement or reveal any confidential information which has come to their knowledge in accordance with the terms hereof, with the exception that this Agreement may be made known to: (i) the Bank of Italy, CONSOB and any competent regulatory authority; (ii) any other assignee of Assigned Receivables; (iii) every auditor and legal advisor of the Party who provides the information; (iv) the Assigned Debtors, insofar as notification of the terms contained herein is permitted under the Agreement and required under applicable law to formally conclude the assignment of Assigned Receivables to the Assigned Debtors, guarantors or any third party; and (v) any companies in the same group of companies as the respective Party.

20	TERM
20.1

The Parties agree and acknowledge that – except as expressly stated in Article 2.8 – their rights and obligations with regard to the assignment of Receivables under this Agreement will lapse (without prejudice to the other terms laid down in this Agreement) on the expiry date (excluded), provided always that the representations and warranties set forth in Schedule 6 and the undertakings set forth in Schedule 7 given by the Assignor in respect of all assignments of Receivables formally conclude prior to that date shall remain effective.

20.2

By each Report Date immediately preceding each Renewal Date, either Party may terminate the Revolving Period with effect from the immediately following Report Date, by sending the other Party written notice of withdrawal.

20.3

The Parties further agree that upon the occurrence of events that give rise to the Assignor’s obligation to pay to the Assignee the amounts under Article 10 – provided that at least six months have passed since the Signing Date of the Agreement – or if at any time those costs are overly burdensome to the Assignor, the Assignor may give written notice to the Assignee and to the Portfolio Manager of its intention to withdraw unilaterally from the Agreement and end the Revolving Period. Upon receipt by the Assignee and the Portfolio Manager of that notice, the Revolving Period shall be deemed to be suspended and the Parties shall consider in good faith any solutions aimed at mitigating the effects of the Articles mentioned above. Where the Parties do not reach an agreed solution within thirty Business Days of that notice, the latter shall operate as notice of withdrawal (without application of any penalty or compensation) with effect from the date of receipt of the notice by the Assignee and Portfolio Manager. Otherwise, the Revolving Period will resume with effect from the moment the Parties have reached and formalized the relevant agreement aimed at mitigation of the above, on the understanding that the expiry of the Revolving Period shall not be considered as postponed by effect of the suspension.

20.4

Following the sending of the notice of withdrawal under Articles 20.2 or 20.3, no additional Receivable may be offered or purchased under this Agreement from, respectively, the Offer Date (included) immediately after the relevant Report Date or the date of receipt of the notice of withdrawal, as the case may be. The Assignor and the Assignee agree and acknowledge that, in any case, they will be bound to continue the performance of all their obligations, each according to their role, in accordance with this Agreement, until such time as – and with specific reference to – not fully paid Assigned Receivables exist, unless otherwise agreed between the Parties.

21	CHANGES IN COMMISSION

On each Commission Calculation Date, the Assignee (including through the Portfolio Manager) shall communicate the new Commission in writing to the Assignor, to be charged from the immediately preceding Offer Date (included). Should the new Commission communicated by the Assignee (including through the Portfolio Manager) under this Article be fifteen or more basis points higher than the Commission charged up to the previous Commission Calculation Date, the Assignor shall have the right to unilaterally withdraw from the Agreement and end the Revolving Period by giving written notice to the Assignee and the Portfolio Manager no later than twenty Business Days following the communication of the new Commission by the Assignee (including through the Portfolio Manager), with immediate effect from the date of the Assignee’s receipt of said notice (including through the Portfolio Manager) (without the application of any penalty or fee).

22	LIMITED RECOURSE AND NON-PETITION
22.1

With the exception of the payment of the Purchase Price of each Assigned Receivable and the fees and charges referred to in Article 8 of the Sub-Servicing Agreement, any and all sums owed to the Assignor at any time by the Assignee in any guise under or in connection with this Agreement shall be considered as a limited recourse receivable that can be enforced solely as against amounts received by the Assignee in reference to or with regard to Receivables included in each Portfolio and not as against other amounts belonging to the Assignee.

22.2	The sums owed to the Assignor shall be payable exclusively on the payment dates provided for in the Transaction Documents in accordance with the provisions on the applicable order or priority and within the limits of the funds effectively available to the Assignee on that date, it being understood that, in case of insufficient funds on a specific payment date, the difference will become due for payment on the immediately following payment date on which sufficient funds are available.

22.3

The Assignor undertakes towards the Assignee, including in the interests of the holders of the securities issued as part of the Securitization, not to submit any petition for the bringing of Insolvency Proceedings against the Assignee and not to intervene in any proceedings brought by others that may lead to the Assignee being subjected to Insolvency Proceedings, until a year and a day have passed since the later of (i) the date of full redemption or cancellation of all securities issued as part of the Securitization; or (ii) the date of full redemption or cancellation of the securities issued as part of any future securitization transactions undertaken by the Assignee pursuant to the Securitization Law.

22.4

The Assignor recognizes, including for the benefit of the holders of the securities issued as part of the Securitization, pursuant to and for the purposes of Article 1411 of the Civil Code, that the Assignee’s obligations under this Agreement shall not be invoked except within the limit of the Assignee’s available funds. Consequently, the Assignor shall have no further recourse or action against the Assignee with respect to such obligations or interests, undertaking to that end to take no action against the Assignee in order to obtain performance.

23	GOVERNING LAW

This Agreement and all obligations and the rights arising hereunder or in connection herewith shall be governed by Italian law.

24	JURISDICTION AND VENUE

The Courts of Milan shall have exclusive jurisdiction to determine any lawsuit, action or proceedings and to settle any dispute that may arise out of or in connection with this Agreement as well as the obligations and rights arising hereunder or in connection herewith. To that end the Parties irrevocably submit to the exclusive jurisdiction of that court.

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The Parties mutually acknowledge that this Agreement has been freely negotiated by them as regards every single clause herein.

The operations referred to in this Agreement fall within the scope of application of VAT, pursuant to Articles 3 and 10(1)(1) of Presidential Decree No. 633 of 26 October 1972. Consequently, this Agreement shall be registered solely in the case of use within the meaning of Article 5 of Presidential Decree No. 131 of 26 April 1986.

SCHEDULE 1 – DEFINITIONS AND INTERPRETATION

DEFINITIONS

“Value of the Compromised Receivables” means, in relation to each Compromised Receivable:

(a)	the Individual Purchase Price effectively paid by the Assignee to the Assignor in relation to the Compromised Receivable; plus
(b)

interest accrued on the amount indicated in the preceding subparagraph (a) from the date of payment of the Individual Purchase Price up to the date on which the Assignor effectively pays the Value of the Compromised Receivables at an interest rate equivalent to the Reference EURIBOR rate (in relation to such period) plus the Financial Margin; plus

(c)	the corresponding Face Value multiplied by the Commission as of the Purchase Date on which the Compromised Receivable was purchased; less
(d)

any amount collected by the Assignee with reference to the Compromised Receivable, net of any amount which the Assignee may have reimbursed or is required to reimburse to the corresponding Debtor as a consequence of a Breach within the meaning of Article 13.1;

it being understood and agreed between the Parties that the Compromised Receivable, its ownership and all related rights shall be considered returned for all intents and purposes to the Assignor in accordance with Article 13.4, which shall therefore be entitled to retain any Collections that it may have received in relation to that Compromised Receivable.

“Maximum Portfolio Amount” means, on each Calculation Date, an amount which represents the maximum amount of Assigned Receivables and of those which may be assigned to the Assignee on the subsequent Purchase Date by the Assignor, equivalent to the amount of EUR 40,000,000.00 (forty million euros and zero cents), provided always that the Assignee (including through the Portfolio Manager) and the Assignor may agree to increase or reduce such amount, as the case may be, in accordance with the provisions of the New Framework Assignment Agreement.

“Deed of Pledge” means the existing deeds of pledge between the Assignor, the Assignee and the Depository Bank over each Internal Collections Account (and subsequently at the Assignee’s request, over some or every Foreign Collections Account) and over all sums from time to time credited to each of those accounts, to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, as security for the performance of the obligations assumed by the Assignor pursuant to the Transaction Documents to which it is a party.

“Authority” means a public authority of any legal order, including but not limited to local and/or state and/or European authorities and/or government bodies, courts, arbitrators or arbitration panels.

“Banca IMI” means Banca IMI S.p.A.

“Calculation Date” means the fourth Business Day immediately after each Offer Date or other date that may be agreed upon by the Parties (including through the Portfolio Manager as regards the Assignee), provided always that the first Calculation Date shall be 27 July 2020 or other date agreed with the Assignee.

“Commission Calculation Date” means the Calculation Date that falls in the months of June and December each year or other date that may be agreed upon by the Parties (including through the Portfolio Manager as regards the Assignee).

“Reference CDOR” means the CDOR, as recorded on the Fixing Date, and to be applied to each Calculation Date in the Individual Purchase Price formula, in accordance with the following table:

DSOd on the relevant Calculation Date	Applicable CDOR
DSOd < 90	max (CDOR 3 months; CDOR 1 month)
DSOd ≥ 90	CDOR 6 months

For the purposes of the calculation of the Individual Purchase Price determined in accordance with Schedule 4 (Calculation of the Purchase Price) of this Agreement, the Reference CDOR shall not in any case be less than 0%. In that regard the Parties agree and expressly acknowledge that should the Reference CDOR be less than 0%, it shall be deemed to be equal to 0%.

“Assignor” means Natuzzi S.p.A. (as identified and defined in the exordium of this Agreement).

“Solvency Certificate” means the certificate signed and delivered periodically by the Assignor to the Assignee and to the Portfolio Manager as per the template in Schedule 9 (Solvency Certificate Template).

“Customer” means a customer of the Assignor that is not (i) a natural person final consumer or (ii) an association, political party or foundation, with which the Assignor has entered into a Commercial Agreement. It is therefore understood that (a) natural persons who are sole proprietorships or are registered for VAT, (b) partnerships and (c) companies and cooperatives with whom the Assignor has entered into a Commercial Agreement shall be considered as included under this definition of Customer.

“Data Protection Code” means Legislative Decree No. 196 of 30 June 2003, as amended.

“Commission” or “CD” means the commission calculated on each Commission Calculation Date and notified by the Assignee (including through the Portfolio Manager) to the Assignor in accordance with the provisions of Article 21, provided always that the Commission charged up to the assignment of the Eligible Receivables relating to the month of June 2016 shall be equal to 0.20% and that the Commission charged commencing from the assignment of the Eligible Receivables relating to the month of July 2016 shall be equal to 0.175%.

“Insurance Company” means any insurance company selected by the Assignee (including through the Portfolio Manager) and which has issued an Insurance Policy for the benefit of or registered by the Assignor for the benefit of the Assignee in the ultimate interests of the holders of the securities issued as part of the Securitization.

“Notice of Termination/Withdrawal” means the communication sent in writing in accordance with Schedule 8 (Material Events), Part C (Consequences of a Material Event).

“Natuzzi Account” means one, several or all of the Euro Natuzzi Account, the USD Natuzzi Account, the CAD Natuzzi Account, the AUD Natuzzi Account and the GBP Natuzzi Account.

“Collections Account” means one, several or all of the Foreign Collections Accounts and the Internal Collections Accounts.

“Foreign Collections Account” means one, several or all of the Euro Foreign Collections Account, the USD Foreign Collections Account, the CAD Foreign Collections Account, the AUD Foreign Collections Account and the GBP Foreign Collections Account.

“AUD Foreign Collections Account” means the bank account held in Australian dollars and opened in the name of Natuzzi S.p.A. with Citibank, Sydney branch, no. 106281017, BIC: CITIAU2X, or any other account of the Assignor to be used for the depositing of amounts in AUD owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the

Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that: i) such account must in any case be opened with Citibank; and ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization.

“CAD Foreign Collections Account” means the bank account held in Canadian dollars and opened in the name of Natuzzi S.p.A. with Citibank, Toronto branch, no. 2017553013, BIC: CITICATTBCH, or any other account of the Assignor to be used for the depositing of amounts in CAD owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that: i) such account must in any case be opened with Citibank; and ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization.

“Euro Foreign Collections Account” means the bank account held in euros and opened in the name of Natuzzi S.p.A. with Citibank, London branch, IBAN: GB83CITI18500817603347, BIC: CITIGB2L, or any other account of the Assignor to be used for the depositing of amounts in EUR owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that: i) such account must in any case be opened with Citibank; ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, and (iii) all the amounts in EUR relating to the Assigned Receivables to be paid by the Assigned Debtors shall be channeled by the Sub-Servicer to the Euro Internal Collections Account.

“GBP Foreign Collections Account” means the bank account held in British pounds sterling and opened in the name of Natuzzi S.p.A. with Citibank, London branch, IBAN: GB61CITI18500817603355, BIC: CITIGB2L, or any other account of the Assignor to be used for the depositing of amounts in GBP owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that: i) such account must in any case be opened with Citibank; ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, and (iii) all the amounts in GBP relating to the Assigned Receivables to be paid by the Assigned Debtors shall be channeled by the Sub-Servicer to the GBP Internal Collections Account.

“USD Foreign Collections Account” means the bank account held in United States dollars and opened in the name of Natuzzi S.p.A. with Citibank, New York branch, no. 30997462, BIC: CITIUS33, or any other account of the Assignor to be used for the depositing of amounts in USD owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that: i) such account must in any case be opened with Citibank; ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, and (iii) all the amounts in USD relating to the Assigned Receivables to be paid by the Assigned Debtors shall be channeled by the Sub-Servicer to the USD Internal Collections Account.

“Internal Collections Account” means one, several or all of the Euro Internal Collections Account, the USD Internal Collections Account, the CAD Internal Collections Account, the GBP Internal Collections Account and the AUD Internal Collections Account.

“AUD Internal Collections Account” means the bank account held in Australian dollars and opened with Intesa Sanpaolo S.p.A., Bari branch, located at Via Abate Gimma 101 in Bari, IBAN: IT11 D030 6904 0131 6100 9351 800, BIC: BCITITMM, or any other account of the Assignor to be used for the depositing of amounts coming from the AUD Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that such account must in any case be opened with a bank of the Intesa Sanpaolo Group and the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, on substantially the same terms and conditions as the Deed of Pledge.

“CAD Internal Collections Account” means the bank account held in Canadian dollars and opened in the name of Natuzzi S.p.A. with Intesa Sanpaolo, Bari branch, IBAN: IT33 Q030 6904 0131 6100 9351 661, BIC: BCITITMM, or any other account of the Assignor to be used for the depositing of amounts coming from the CAD Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that such account must in any case be opened with a bank of the Intesa Sanpaolo Group and the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, on substantially the same terms and conditions as the Deed of Pledge.

“CNY Internal Collections Account” means the bank account held in yuan and opened in the name of Natuzzi S.p.A. with Intesa Sanpaolo, Bari branch, IBAN: IT65 Q030 6904 0131 6100 9351 570, or any other account of the Assignor to be used for the depositing of amounts in CNY owed by Assigned Debtors in relation to Assigned Receivables, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that (i) such account must in any case be opened with a bank of the Intesa Sanpaolo Group and (ii) at the request of the Assignee, the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization.

“Euro Internal Collections Account” means the bank account held in euros and opened in the name of Natuzzi S.p.A. with Intesa Sanpaolo, Bari branch, IBAN: IT91 M030 6904 0131 0000 0010 624, BIC: BCITITMM, or any other account of the Assignor to be used for the depositing of amounts in EUR owed by Assigned Debtors in relation to Assigned Receivables and/or for the depositing of amounts coming from the Euro Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that such account must in any case be opened with a bank of the Intesa Sanpaolo Group and the Assignor shall grant a pledge over such account to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, on substantially the same terms and conditions as the Deed of Pledge.

“GBP Internal Collections Account” means the bank account held in British pounds sterling and opened in the name of Natuzzi S.p.A. with Intesa Sanpaolo, London branch, no. 19406001, IBAN: GB29 BCIT 4050 4519 4060 01, SWIFT: BCITGB2L, to be used for the depositing of amounts in GBP owed by Assigned Debtors in relation to Assigned Receivables and/or for the depositing of amounts coming from the GBP Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that such account must in any case be opened with a bank of the Intesa Sanpaolo Group and the Assignor shall grant a pledge over such account by and no later than 15 October 2018 to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, on substantially the same terms and conditions as the Deed of Pledge;

“USD Internal Collections Account” means the bank account held in United States dollars and to be opened in the name of Natuzzi S.p.A. with Intesa Sanpaolo, New York branch, no. 16763 081 0001, to be used for the depositing of amounts in USD owed by Assigned Debtors in relation to Assigned Receivables and/or for the depositing of amounts coming from the USD Foreign Collections Account in accordance with this Agreement, the details of which are to be communicated by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of Article 13 (Payments) of the Sub-Servicing Agreement, provided always that such account must in any case be opened with a bank of the Intesa Sanpaolo Group and the Assignor shall grant a pledge over such account by and no later than 15 October 2018 to the benefit of the Assignee and in the ultimate interests of the holders of the securities issued as part of the Securitization, on substantially the same terms and conditions as the Deed of Pledge.

“Assignee’s Account” means each bank account opened/held in a currency by the Assignee at Deutsche Bank, Milan 1 branch, located at Via S. Prospero 21 in Milan (account in Australian dollars, IBAN: IT63K0310401600770313VARAUD, BIC: DEUTITMM; account in Canadian dollars, IBAN: IT79X0310401600770313VARCAD, BIC: DEUTITMM; account in euros, IBAN: IT85C0310401600000000770313, BIC: DEUTITMM; account in British pounds sterling, IBAN: IT36M0310401600770313VARGBP, BIC: DEUTITMM; account in United States dollars, IBAN: IT08A0310401600770313VARUSD, BIC: DEUTITMM) or any other bank account that may be indicated as a replacement by the Assignee (including through the Portfolio Manager) for depositing inter alia Collections and Deemed Collections owed to the Assignee for Assigned Receivables purchased from it.

“AUD Natuzzi Account” means the bank account in Australian dollars opened in the name of Natuzzi S.p.A. at Citibank, Sidney branch, no. 106281009 BIC: CITIAU2X, to which each Purchase Price for each Receivable Assigned from time to time by the Assignor is to be credited by the Assignee in accordance with Article 4.2 and held in AUD.

“CAD Natuzzi Account” means the bank account in Canadian dollars opened in the name of Natuzzi S.p.A. at Citibank, Toronto branch, no. 2017553005, BIC: CITICATTBCH, to which each Purchase Price for each Receivable Assigned from time to time by the Assignor is to be credited by the Assignee in accordance with Article 4.2 and held in CAD.

“Euro Natuzzi Account” means the bank account in euro opened in the name of Natuzzi S.p.A. at Citibank, Milan branch, IBAN: IT72B0356601600000114453021 BIC: CITIITMX, to which each Purchase Price for each Receivable Assigned from time to time by the Assignor is to be credited by the Assignee in accordance with Article 4.2 and held in EUR.

“GBP Natuzzi Account” means the bank account in British pounds sterling opened in the name of Natuzzi S.p.A. at Citibank London branch, IBAN: GB78CITI18500808022844, BIC: CITIGB2L, to which each Purchase Price for each Receivable Assigned from time to time by the Assignor is to be credited by the Assignee in accordance with Article 4.2 and held in GBP.

“USD Natuzzi Account” means the bank account in United States dollars opened in the name of Natuzzi S.p.A. at Citibank, New York branch, no. 40751925 BIC: CITIUS33, to which the Purchase Price for each Receivable Assigned from time to time by the Assignor is to be credited by the Assignee in accordance with Article 4.2 and held in USD or in CNY.

“Commercial Agreement” means, with reference to each Receivable, any order, invoice or other contractual framework document or agreement between the Assignor and a Customer relating to the marketing and sale of Products.

“Assignment Agreement” means each agreement for the transfer from the Assignor to the Assignee of a Portfolio of Eligible Receivables, entered into through the sending of a proposal by the Assignor and its acceptance by the Assignee with payment of the corresponding Purchase Price, including for the purposes of Article 1327 of the Civil Code, as per Schedule 3 (Operating Procedure

for the Sale of Eligible Receivables), or through the express acceptance of the proposal (including through the Portfolio Manager).

“Mandate Agreement” has the meaning specified in Article 2.3.

“Portfolio Management Agreement” means the portfolio management agreement entered into between the Assignee and Banca IMI at the same time as this Agreement, under which Banca IMI is appointed as agent inter alia for certain activities relating to this Agreement (including the exercise of certain rights on behalf of the Assignee) according to the indications given in this Agreement.

“Servicing Agreement” means the servicing agreement entered into between the Assignee and the Servicer together at the same time as this Agreement, under which the Servicer is appointed as agent inter alia for the management, administration and collection of Assigned Receivables.

“Sub-Servicing Agreement” means the sub-servicing agreement entered into between the Servicer and Natuzzi at the same time as this Agreement, under which the Sub-Servicer is appointed as agent for certain activities referred to in the Servicing Agreement relating in particular to the management, administration and collection of Assigned Receivables (as defined below).

“Receivable” means any trade receivable owned by the Assignor and documented by an Invoice (including but not limited to any applicable taxes and VAT as well as any Accessory Amount), which (i) has been invoiced to an Eligible Debtor in relation to Products provided by the Assignor under a Commercial Agreement and (ii) is identified as such by the Assignor in the New Invoices File attached to an Assignment Agreement proposal.

“Assigned Receivable” means any Receivable that has been purchased by the Assignee in accordance with the provisions of this Agreement.

“Eligible Receivable” means any Receivable that meets all the Eligibility Criteria.

“Insured Eligible Receivable” means any Eligible Receivable whose collection is backed up by an Insurance Policy.

“Uninsured Eligible Receivable” means any Eligible Receivable whose collection is not backed up by an Insurance Policy.

“Disputed Receivable” means any Receivable which: (i) is the subject of an order for summary judgment or any legal or enforcement proceedings (including of a summary or interim nature), in any jurisdiction and before any Authority (including arbitration); and/or ii) has been contested by the relevant Debtor before any Authority or the Assignor in writing, based on reasonably justified grounds, with regard to any aspect and/or in the same forms as the objections indicated above; and/or iii) is fully or partially subject inter alia to any objection by the Debtor that might jeopardize the existence and/or enforceability of the relevant Receivable (including but not limited to any objection as to set-off) and that objection is not resolved within three weeks; or iv) is the subject of any other circumstance considered as a “dispute” within the meaning of the Credit and Collection Policy and raised before any Authority.

“Compromised Receivable” means any Assigned Receivable regarding which the representations and warranties given by the Assignor in accordance with Schedule 6 (Representations and Warranties), Part B (Assignor’s representations and warranties in relation to the Eligible Receivables), of this Agreement are incomplete, inaccurate or incorrect in any material respect with reference to facts and circumstances existing at the time when such representations and warranties are given in accordance with this Agreement.

“Portfolio Criteria” means the criteria referred to in Article 2.4.

“Eligibility Criteria” means the cumulative criteria set out in Schedule 2 (Eligibility Criteria).

“Cut-Off Date” means the date that falls on the day immediately prior to an Offer Date or other date that may be agreed upon by the Parties, provided always that the first Cut-Off Date shall be 24 July 2020 or other date agreed with the Assignee.

“Cut-Off Period” means each period that begins with a Cut-Off Date (excluded) and ends on the immediately following Cut-Off Date (included).

“Signing Date” means, with reference each Transaction Document, the date on which that Transaction Document is signed.

“Proposed Eligible Debtors List Modification Date” means the fifth Business Day preceding each Cut-Off Date.

“Expiry Date” means the date on which the Revolving Period ends, which shall be whichever of the following dates occurs first:

(a)	the Payment Date that falls in the month of July 2025 (excluded); or
(b)	the Payment Date immediately after the date of delivery of a Notice of Termination/Withdrawal;
(c)	the Report Date after the Renewal Date on which one of the Parties has sent a Notice of Termination/Withdrawal pursuant to Article 20.2.

“Collection Transfer Date” means the Friday of each week, provided always that if the Friday is not a Business Day, funds are to be transferred on the Business Day immediately before that day each week or other date agreed upon between the Parties.

“Eligible Debtors List Modification Date” means the Business Day preceding each Cut-Off Date.

“Debtor” means, with reference to each Receivable, the Customer that signed the Commercial Agreement from which the Receivable derives, or any other third party required to pay all or part of the amount owed with reference to the Receivable in question, as identified in each New Invoices File.

“Assigned Debtor” means any Eligible Debtor required to make a payment in relation to an Assigned Receivable.

“Eligible Debtor” has the meaning specified in Article 2.3.

“Tax Deduction” has the meaning specified in Article 10.4.

“Deemed Collections” means, in relation to each Assigned Receivable, any failure to collect that Assigned Receivable due to:

(i)

any invalidity and/or unenforceability of the assignment of the Assigned Receivable under this Agreement or the corresponding Assignment Agreement (pursuant to Article 5(1) of Law 52/91, as referred to in Article 4(1) of the Securitization Law, or any other applicable law), irrespective of whether the Assigned Debtor is notified of the assignment;

(ii)	any amount of a Credit Note issued to an Assigned Debtor which has not been taken into consideration in calculating the Face Value of an Assigned Receivable;
(iii)

any cancellation or reduction in the amount owed in relation to the Assigned Receivable as a result of a modification and/or rectification, including following invoicing errors (for which a Credit Note has not already been issued), a settlement relating to a dispute/claim or a set-off, which in any case occurred between the Assigned Debtor and the Assignor and accepted and/or authorized by the latter (outside the provisions of the Credit and Collections Policy) and which have not been taken into consideration in calculating the relevant Face Value;
(iv)

any other set-off between a deposit or bond (or interest on a deposit or bond) issued by the Assigned Debtor to the Assignor and the amount not paid by that Assigned Debtor, which has not been taken into consideration in calculating the relevant Face Value, provided always that if such deposit or bond (or the interest accrued thereon) refers to multiple Receivables owed by the same Assigned Debtor, only some of which have been purchased by the Assignee in accordance with this Agreement, the deposit or bond shall be attributed to Receivables in conformity with the second paragraph of Article 1193 of the Civil Code;

(v)

any dispute, objection, exception or any other claim relating to the payment of any Assigned Receivable: (i) regarding which the Assigned Debtor has obtained a favorable judgement or enforceable order, or (ii) which is still in process after 180 days from the date on which the dispute, objection, exception, set-off or other claim is raised by the Assigned Debtor, without being resolved or amicably composed by the Assignor, unless the dispute, objection or exception is considered unfounded according to the judgement of the Assignee, acting in good faith, including through the Portfolio Manager.

It is understood between the Parties that should a failure to collect be attributable to more than one of the above eventualities, that non-collection shall be considered as a Deemed Collection only once.

“6-Month Default Ratio”: means, on each Calculation Date, and with reference to the data included in the Manager’s Report received on the Report Date immediately prior to that Calculation Date, the ratio between:

(i) the Outstanding Amount of Assigned Receivables overdue by more than 6 (six) months (with the sole exception of incorrect invoices and/or invoices awaiting set-off) on that Calculation Date and on the Calculation Dates that fall during the two calendar months prior to the month in which that Calculation Date falls, as documented by the relevant Assignor; and

(ii) the Outstanding Amount of all Assigned Receivables (with the sole exception of incorrect invoices and/or invoices awaiting set-off) on that Calculation Date and on the Calculation Dates that fall during the two calendar months prior to the month in which that Calculation Date falls, as documented by the relevant Assignor.

“Transaction Documents” means this Agreement, each Assignment Agreement, the Servicing Agreement, the Sub-Servicing Agreement, the Deed of Pledge and any other agreement signed over time between the Parties in relation to this Agreement, as well as any other agreement or document signed as part of the Securitization or relating thereto.

“DSO” means, on the Calculation Date of each month, starting from the Calculation Date that falls in the month of September 2020, the number of days, rounded up to the next whole number, equal to the ratio between:

(a)

the Outstanding Amount (as determined on the Calculation Date) of all Assigned Receivables (including the Face Value of all receivables to be purchased on the next Purchase Date) multiplied by 91.5; and

(b)

the Face Value of all Eligible Receivables to be purchased on the Purchase Date immediately following that Calculation Date and of all Eligible Receivables purchased on the Purchase Date that coincides with that Calculation Date and on the two Purchase Dates immediately preceding that Calculation Date.

“DSOd” means, on each Calculation Date that falls immediately after each Report Date, a number equal to the aggregate (rounded up to the next whole number) of: (i) the DSO as calculated on that

Calculation Date; and (ii) 8, provided always that the DSOd up to the Calculation Date that falls in the month of September 2020 (excluded) shall be 98 days.

“Debtors List” means the single list of Eligible Debtors referred set out in Schedule 10 (Debtors List), provided by the Assignor jointly to the Assignee and to the Portfolio Manager, as amended from time to time in accordance with Articles 2.1.2, 2.3.3, 2.3.4 and 2.3.5 of this Agreement.

“EURIBOR” means:

(i)

the European Interbank Offered Rate, that is, the rate for deposits in euros offered for the reference period, which appears on page 248 of the Telerate system (or on another page of that system which replaces that page); or

(ii)

if no listing is published for the reference period, the EURIBOR rate shall be taken as the mathematical average (rounded off to the nearest 1/16) of the rates offered by Intesa Sanpaolo S.p.A., Unicredit S.p.A. and HSBC (the “Reference Banks”) to the leading credit institutions on the European interbank market for deposits in euros for the period in question at 11:00 a.m. If one or two of the three banks does not announce this rate, the EURIBOR shall be determined based on the rates announced by the other Reference Banks (or by the only one having announced a rate). If none of the Reference Banks announces this rate, the Assignor and the Assignee (including through the Portfolio Manager) shall select one or more other banks that may provide this rate.

“Reference EURIBOR” means the EURIBOR to be applied on each Calculation Date in the Individual Purchase Price formula, in accordance with the following table:

DSOd on the relevant Calculation Date	Applicable EURIBOR
DSOd < 90	max (EURIBOR 3 months; EURIBOR 1 month)
DSOd ≥ 90	EURIBOR 6 months

For the purposes of calculating the Individual Purchase Price determined in accordance with Schedule 4 (Calculation of the Purchase Price) to this Agreement, the Reference EURIBOR shall not in any case be less than 0%, as specified in Schedule 4 (Calculation of the Purchase Price). In this regard, the Parties agree and expressly acknowledge that, should the Reference EURIBOR be less than 0%, it shall be deemed to be 0%.

“Sub-Servicer Revocation Event” means a Material Event occurring with reference to the Sub-Servicer.

“Material Event” means one of the events indicated in Schedule 8 (Material Events), Part A (Material Events in favor of the Assignee), and Part B (Material Events in favor of the Assignor).

“Potential Material Event” means any event or circumstance relating to one of the events referred to in Schedule 8 (Material Events), Part A (Material Events in favor of the Assignee), points 1 (non-payment), 2 (breach of obligations) or 3 (erroneous representations), which, upon expiry of the relevant grace period, may trigger a Material Event.

“Face Value” means, in relation to each Receivable, the total amount owed by each Debtor, excluding any Accessory Amount, in relation to the Receivable in question on the relevant Cut-Off Date inclusive of any amount (including but not limited to VAT and any other Tax applicable by law), without any applicable Tax Deduction, as documented in the relevant Invoice and calculated on each Cut-Off Date immediately preceding a Payment Date.

“Invoice” means a communication or document relating to a payment issued or sent by the Assignor to a Debtor specifying inter alia:

(a)	the Products supplied;
(b)	the Face Value payable by each Debtor;
(c)	the Invoice Due Date; and
(d)	the details of the Debtor (name and address).

“File” means, with reference to every Assigned Receivable:

(a)

all agreements, correspondence, notes, instruments, books, books of account, records, statements, reports and other information or documents (including but not limited to computer programs, recordings or discs) in the possession of the Assignor or delivered or made available by the Assignor to the Sub-Servicer;

(b)	the Invoice; and
(c)	the Commercial Agreement and/or other probative documents in its place,

relating to that Assigned Receivable and to the relevant Debtor.

“New Invoices File” means any computer file that identifies all Eligible Receivables to be offered on an Offer Date and that contains for each Eligible Receivable the information indicated in Schedule 11 (New Invoices File) or any different and/or additional information that may be agreed upon by the Parties and that is to be delivered by the Assignor to the Assignee and to the Portfolio Manager in accordance with the provisions of this Agreement.

“New Debtors Presentation File” means any computer file that contains, in relation to the new Eligible Debtors presented by the Assignor to the Assignee, the data and information indicated in Schedule 12 (New Debtors Presentation File) or any different and/or additional information that may be agreed upon by the Parties and that may be delivered by the Assignor to the Assignee in accordance with the provisions of this Agreement.

“Changes in Master Data and Ceiling File” means any computer file that contains, in relation to the Eligible Debtors, the data and information (including the Agreed Ceiling set by the Assignee as well as the updated Insurance Ceiling in relation to each Eligible Debtor) indicated in Schedule 13 (Changes in Master Data and Ceiling File) or any different and/or additional information that may be agreed upon by the Parties and that is to be delivered by the Assignor to the Assignee in accordance with the provisions of this Agreement.

“Authorized Signatory” means, in relation to the Assignor and/or Sub-Servicer on the one hand, and to the Assignee and/or Portfolio Manager on the other, any natural person who is authorized to act in their name and on their behalf and with respect to whom the other Party has received satisfactory proof confirming the relevant authority granted to that person.

“Fixing Date” indicates the date that falls one Business Day before each Calculation Date.

“Security” means a pledge or other real guarantee or lien of any nature or any encumbrance or other right or claim of any Person with reference to ownership having an effect similar to that indicated above.

“Business Day” means any day (except Saturday or Sunday) on which banks are open for regular business in Milan, London, Luxembourg and New York and on which the TARGET2 system (Trans-

European Automated Real-time Gross Settlement Express Transfer System), used as a single platform since 19 November 2007 (or any successor thereto), is in operation.

“Natuzzi Group” means Natuzzi S.p.A. and all subsidiaries of Natuzzi S.p.A. consolidated in the financial statements of Natuzzi S.p.A., as resulting from time to time from the last consolidated financial statements approved by it.

“Accessory Amount” means any amount owed, including Late Payment Interest, in relation to an Assigned Receivable as a result of a payment made after the original Invoice Due Date.

“Collections” means, in relation to each Assigned Receivable, the amount collected by the Sub-Servicer in respect of that Assigned Receivable, including, for the avoidance of doubt, insurance payouts (if any), any payment of Late Payment Interest, Deemed Collections and any other payment (including, for the avoidance of doubt, interest paid as a result of instalments where the extension of payment is provided by law or by the provisions of the related Commercial Agreement and amounts deriving from the enforcement of any Security referring to the Assigned Receivable) in any way collected and/or recovered by the Sub-Servicer with respect to that Assigned Receivable.

“Debt” means, with respect to each Person on any date, the amount not paid by that date by virtue of bonds, debt securities or similar forms of debt assumed through loans (including but not limited to debt deriving from a documented loan in the form of an overdraft).

“Insolvent” means, in relation to every Person, each of the following situations:

(a)	a Person who has become insolvent (i.e. is unable to pay its debts on the due date or its outstanding and overdue obligations exceed its available assets);
(b)	a Person who, as a result of financial difficulties:
(i)

is subjected to a generalized suspension of payments, a moratorium, including a generalized moratorium (even if not agreed to with its creditors) on its Debt, a court-supervised winding-up, dissolution, liquidation, extraordinary administration or reorganization in any event having the purpose of managing insolvency, whether decided voluntarily or otherwise (provided that it is different from a structural or solvent liquidation, dissolution, administration or reorganization); or

(ii)

resorts or has resorted to agreements with creditors pursuant to Articles 67(3)(d) or 182-bis of Law No. 267 16 March 1942 or to a composition with creditors or is subjected to bankruptcy under any bankruptcy law or other similar law; or

(iii)	is facing an application for court-supervised winding-up or dissolution for the purpose of managing insolvency (except where the company has in good faith disputed such application),

and, in all cases, the events set forth in subparagraphs (b)(i) through (b)(iii):

(a)	result in a proceeding to declare insolvency, bankruptcy, a moratorium or in a judgment of winding-up or dissolution having the purpose of managing insolvency; or
(b)	have not been dismissed, rejected or suspended in any event within thirty calendar days after the occurrence of the relevant event;;

or as a result of the events set forth in subparagraphs (b)(i) through (b)(iii):

(c)	the Person has passed a resolution for its liquidation or dissolution (except in connection with a merger and/or, generally, other transactions that are not for the purpose of managing insolvency); or
(d)	the Person applies for or is subjected to the appointment of an administrator, liquidator, receiver, or other similar person to manage it or all or substantially all of its assets; or
(e)

a secured creditor takes possession of all or substantially all of such Person’s assets or such Person suffers any serious loss, enforcement, execution, seizure, or other legal proceedings involving all or substantially all of its assets and such proceedings are not dismissed, rejected, suspended in any event within the following thirty calendar days; or

(f)	the Person does not object to, or indicate its consent, approval or acquiescence, to each of the events specified in subparagraphs (a) through (e) above,
(g)

the Person initiates or is subjected to an event with respect to the Person that, in accordance with the applicable laws of any jurisdiction, has an effect similar to each of the events specified in subparagraphs (a) through (e) above,

“Late Payment Interest” means, in relation to each Assigned Receivable, any late payment interest specified in an Invoice sent to the relevant Assigned Debtor and applied in accordance with the Credit and Collection Policy.

“Invoice Due Date” means, in relation to each Assigned Receivable, the date specified in the relevant Invoice as the date on which the Face Value of the relevant Assigned Receivable is due.

“Invoice Issue Date” means the date on which an Invoice is issued under the Commercial Agreement.

“VAT” means value added tax, applicable in Italy or in any other jurisdiction, as well as any similar tax.

“Law 52/91” means Law No. 52 of 21 February 1991.

“Bankruptcy Law” means Royal Decree No. 267 of 16 March 1942.

“Securitization Law” means Law No. 130 of 30 April 1999.

“Reference AUD LIBOR” means the AUD LIBOR as recorded on the Fixing Date, and to be applied on each Calculation Date in the Individual Purchase Price formula, in accordance with the following table:

DSOd on the relevant Calculation Date	Applicable AUD LIBOR
DSOd < 90	max (AUD LIBOR 3 months; AUD LIBOR 1 month)
DSOd ≥ 90	AUD LIBOR 6 months

For the purpose of calculating the Individual Purchase Price determined pursuant to Schedule 4 (Calculation of the Purchase Price) of this Agreement, the Reference AUD LIBOR shall not in any event be less than 0%. In this regard, the Parties expressly agree and acknowledge that should the Reference AUD LIBOR be less than 0%, it shall be deemed to be equal to 0%.

“Reference GBP LIBOR” means the GBP LIBOR as recorded on the Fixing Date, and to be applied on each Calculation Date in the Individual Purchase Price formula, in accordance with the following table:

DSOd on the relevant Calculation Date	Applicable GBP LIBOR
DSOd < 90	max (GBP LIBOR 3 months; GBP LIBOR 1 month)
DSOd ≥ 90	GBP LIBOR 6 months

For the purpose of calculating the Individual Purchase Price determined pursuant to Schedule 4 (Calculation of the Purchase Price) of this Agreement, the Reference GBP LIBOR shall not in any event be less than 0%. In this regard, the Parties expressly agree and acknowledge that should the Reference GBP LIBOR be less than 0%, it shall be deemed to be equal to 0%.

“Reference USD LIBOR” means the USD LIBOR as recorded on the Fixing Date, and to be applied on each Calculation Date in the Individual Purchase Price formula, in accordance with the following table:

DSOd on the relevant Calculation Date	Applicable USD LIBOR
DSOd < 90	max (USD LIBOR 3 months; USD LIBOR 1 month)
DSOd ≥ 90	USD LIBOR 6 months

For the purpose of calculating the Individual Purchase Price determined pursuant to Schedule 4 (Calculation of the Purchase Price) of this Agreement, the Reference USD LIBOR shall not in any event be less than 0%. In this regard, the Parties expressly agree and acknowledge that should the Reference USD LIBOR be less than 0%, it shall be deemed to be equal to 0%.

“Financial Margin” means, as the case may be, the Euro Financial Margin, the USD Financial Margin, the CAD Financial Margin, the AUD Financial Margin or the GBP Financial Margin, the meanings of which are given in Schedule 4 to this Agreement.

“Credit Note” means any bonus, credit note, discount, negotiation discount, including after promotions, premium, reimbursement, invoice error or any document or agreement with a similar effect in relation to an Assigned Receivable, which is granted or issued by the Assignor with reference to an Assigned Receivable.

“Offer Date” the date that falls seven Business Days prior to the Payment Date or any other date that may be agreed upon by the Parties, provided always that the first Offer Date shall be 24 July 2020 or other date agreed with the Assignee.

“Outstanding Amount” means, as of each date:

(i)	in relation to an Assigned Receivable, the amount (including but not limited to any VAT and Tax, excluding any Accessory Amount) still unpaid as of that date by the Assigned Debtor; or
(ii)

where applicable, in relation to all Assigned Receivables referring to an Assigned Debtor, the sum of the Outstanding Amounts (as specified in point (i) above) of all Assigned Receivables owed and still unpaid by that Assigned Debtor;

(iii)

where applicable, in relation to all Assigned Receivables assigned by the Assignor, the sum of the Outstanding Amounts (as specified in point (ii) above) of all Assigned Receivables assigned by the Assignor owed and still unpaid by all of the relevant Assigned Debtors;

(iv)

where applicable, in relation to all Assigned Receivables assigned by the Assignor, the sum of the Outstanding Amounts (as specified in point (ii) above) of all Assigned Receivables owed and still unpaid by all Assigned Debtors.

“Payment Date” means, during the Revolving Period, the twenty-eighth day of each month. Should the twenty-eighth day be a holiday, that Payment Date shall fall on the next Business Day, except in August of each year when such date shall be 4 September. Should 4 September be a holiday, the Payment Date shall fall on the next Business Day or other date that may be agreed upon by the Parties. In any event, the first Payment Date shall occur by 30 July 2020.

“Person” means an individual, association, entity, company, trust, joint venture, Authority or any other entity of any nature.

“Agreed Ceiling” means the maximum amount of Eligible Receivables relating to each Eligible Debtor that the Assignee may purchase from the Assignor, as indicated from time to time in the Debtors List and in the Change in Master Data and Ceiling File.

“Insurance Ceiling” means, in relation to each Eligible Debtor, the credit insurance coverage granted (as subsequently amended) by the Insurance Company under the Insurance Policy.

“Individual Uninsured Eligible Receivable Ceiling” means, in relation to each Eligible Debtor (other than Natuzzi Trading (Shanghai) Co. to which that ceiling shall not be applied), the maximum amount of the Uninsured Eligible Receivables that the Assignee may purchase from the Assignor and that may not exceed EUR 500,000.00 (five hundred thousand euros and zero cents) or an equivalent amount in another Eligible Currency.

“Total Uninsured Eligible Receivables Ceiling” means the maximum amount of the Uninsured Eligible Receivables (other than those held vis-à-vis Natuzzi Trading (Shanghai) Co.) that the Assignee may purchase from the Assignor and that may not exceed EUR 3,000,000.00 (three million euros and zero cents) or an equivalent amount in another Eligible Currency.

“Credit and Collection Policy” means the current guidelines, practices and procedures indicated in Schedule 4 (Credit and Collection Policy) to the Sub-Servicing Agreement, which lays down criteria relating to the creation of the Receivable by the Assignor and criteria and procedures related to the invoicing, collection and recovery of Assigned Receivables by the Sub-Servicer, as well as the time frames for the reconciliation of Collections, as amended and/or supplemented from time to time in conformity with the provisions of the Sub-Servicing Agreement.

“Insurance Policy” means any policy issued by an Insurance Company:

(i)	to the Assignor and registered or to be registered (including the existing policy with Euler Hermes) for the benefit of the Assignee or other beneficiary selected by the Assignee; and/or
(ii)	to the Assignee or other beneficiary selected by the Assignee (with the consent of the Assignor),

covering the credit risk of one or more Receivables.

“Portfolio” means each portfolio of Eligible Receivables assigned to the Assignee under the New Framework Agreement.

“Portfolio Manager” or “Sponsor” means both Intesa Sanpaolo S.p.A. and Banca IMI, in their capacity as agents of the Assignee.

“Purchase Price” has the meaning specified in Schedule 4 to this Agreement.

“Individual Purchase Price” means, depending on the Eligible Currency of each Assigned Receivable, the Euro Individual Purchase Price, the USD Individual Purchase Price, the CAD Individual Purchase Price, the AUD Individual Purchase Price or the GBP Individual Purchase Price, the meanings of which are given in Schedule 4 to this Agreement.

“First Framework Agreement” means the framework agreement for the assignment of receivables entered into between the Assignor and the Assignee on 9 July 2015, as subsequently amended on 27 July 2015, 21 June 2016 and most recently on 2 August 2018.

“Insolvency Proceedings” means bankruptcy and the insolvency proceedings or similar proceedings provided under Italian law (in particular the Bankruptcy Law or the Consolidated Law on Banking), including but not limited to compulsory administrative liquidation, arrangement with creditors, composition with creditors in bankruptcy and extraordinary administration of large enterprises in a state of insolvency.

“Products” means the furnishing products sold to Customers by the Assignor as part of its ordinary business activity, in accordance with any applicable regulations.

“Purchase Date” means the Calculation Date or other date that may be agreed upon by the Parties, taking into account that the first Purchase Date coincides with the first Payment Date falling on 30 July 2020.

“Manager Report” or “Sub-Servicer Report” means the report to be submitted on each Report Date by the Sub-Servicer to the Servicer, to the Portfolio Manager and to the Assignee in accordance with the Sub-Servicing Agreement.

“Terms and Conditions of the Notes” means the terms and conditions of the securities issued as part of the Securitization, as amended from time to time.

“Renewal Date” means the Payment Date that falls in the months of April and October, provided always that the first Renewal Date shall fall on 28 October 2021 or other date that may be agreed upon by the Parties.

“Report Date” means the Offer Date or other date that may be agreed upon by the Parties (including through the Portfolio Manager as regards the Assignee), taking into account that the first Report Date shall be 24 July 2020.

“Revolving Period” means the period which starts on the Signing Date of the Agreement (included) and ends on the Expiry Date (excluded).

“Servicer” means Zenith, in its capacity as agent in accordance with the Servicing Agreement.

“Sub-Servicer” means Natuzzi S.p.A., in its capacity as agent in accordance with the Sub-Servicing Agreement.

“Alternate Sub-Servicer” means any entity which, following the revocation of the Sub-Servicer’s appointment under the Sub-Servicing Agreement, is appointed by the Servicer and/or by the Assignee (including through the Portfolio Manager) to replace the Sub-Servicer under the aforementioned Sub-Servicing Agreement.

“Subsidiary” means a subsidiary within the meaning of Article 2359 of the Civil Code.

“Designated Company” means:

(i)

any company which, prior to the Signing Date, has acted as agent of the Assignor with reference to the management, administration, collection and/or recovery of Receivables and/or Commercial Agreements in substantial conformity with the Credit and Collection Policy; or

(ii)

any company selected by the Sub-Servicer with the prior written approval of the Assignee (including through Portfolio Manager) which possesses the necessary financial instruments and the capacity to provide a management service equivalent to that carried out by the Sub-Servicer under the Sub-Servicing Agreement; or

(iii)	any leading law firm designated by the Sub-Servicer with experience in the management, collection, recovery and administration of trade receivables and the related/accessory legal activities; or
(iv)	any company designated by the Sub-Servicer to which Collections are paid or through which they transit.

“Taxes” means all present and future taxes, fees, duties or charges of any nature or in any way applied, including (but not limited to) VAT or any similar tax, and any tax liability on sales, business, occupancy, establishments, personal property, movable property, gross income, fuel, leasing, labor, turnover, benefits, gross income, franchises, registrations, licenses, companies, investment income, imports/exports, income or other levy, or any other tax, withholding, stamp duty or other tax of any kind (or any other amount corresponding to each of the above terms) now or hereafter imposed, levied, payable or requested by any national or regional tax authority or agency, in addition to any added penalty, tax, fine or interest; taxes and taxation are to be interpreted accordingly.

“Consolidated Law on Banking” means Legislative Decree No. 385 of 1 September 1993.

“Eligible Currency” means EUR, USD, GBP, CAD, AUD or CNY.

INTERPRETATION

In this Agreement:

1.	the headings are used solely for the sake of convenience and may not limit the interpretation or structuring of this Agreement;
2.	unless otherwise specified, references to “Articles” are to the articles of this Agreement;
3.	unless the context requires otherwise, any reference to the singular also includes the plural and vice versa;
4.

any reference to “registers and documents” is to be interpreted as if it includes a reference to registers and documents existing in electronic format on electronic databases or other electronic media;

5.	words in Italian assume the meaning they are assigned under the Italian laws and regulations and based on the Italian language, and that meaning shall prevail over any translation into English;
6.

a “month” means a period of time starting on a given day of a month and ending on the corresponding day of the following month, except where (i) the corresponding day is not a Business Day, in which case such period shall end on the following Business Day of that month (if a following day exists) or (if no following day exists) on the preceding Business Day; and (ii) if there is no corresponding day in the month in which the period should conclude, the period shall conclude on the last Business Day of the month after that in which the period started;

7.	with reference to a given document or an agreement, each is understood as the latest version as supplemented or amended over time;
8.

where the context so requires, the expression “this Agreement” shall be interpreted so as to include each and every Assignment Agreement entered into in accordance with Article 2 (Assignment of Receivables);

9.

with reference to each statute, legislative decree, regulation or other legislative provision, these shall be interpreted so as to include any supplement, amendment, variation or replacement made over time to that statute, legislative decree, regulation or other legislative provision;

10.	any reference to a time shall be construed as referring to Italian time;
11

unless otherwise specified, any reference to payments, charges and/or expenses shall be understood as also relating to any applicable VAT, provided always that such payments, charges and/or expenses shall be indicated net of that tax.

SCHEDULE 2 - ELIGIBILITY CRITERIA

Each Receivable offered for sale by the Assignor to the Assignee shall meet all the Eligibility Criteria set forth below on each Offer Date or on a Collection Transfer Date on which the Assignor formulates an offer.

(i)

Ordinary carrying on of business: the Receivable in question derives solely and entirely from the carrying on of the business currently conducted by the Assignor. The Assignor is the original creditor of the Receivable in question, which was therefore not purchased or otherwise received from a third party (except in the case of succession in the totality of the Receivables as a result of a merger or transfer of the business unit to which the Assignor was a party).

(ii)

Validity: the Receivable in question gives rise to lawful, valid and effective obligations that are binding on the relevant Debtor, including but not limited to the fact that the payment of the amounts owing and the obligations themselves are due in accordance with their respective terms, subject to the application of laws and regulations in the event of bankruptcy or other procedure which have as their prerequisite or consequence that the relevant Debtor is Insolvent.

(iii)	Credit and Collection Policy: the Receivables were originated, invoiced, administered and managed by the Assignor in accordance with the Credit and Collection Policy.
(iv)	Transferability: the Assignor is not currently party to any factoring or servicing agreement or other analogous or similar agreements with any other party in relation to:
(a)	the Receivable; or
(b)	other receivables that are due from the relevant Eligible Debtors except for receivables assigned to factoring companies on the first Cut-Off Date;
(v)	No litigation: the Receivable in question has not been classified as a Disputed Receivable.
(vi)	Identification: the Receivable in question can be identified and located at any time by the Assignor to determine its ownership and can be located and identified on each Cut-Off Date.
(vii)

No payment in kind: the Receivable in question has not been the subject matter of any payments in kind and, in particular, has not been in full or partially settled through the delivery of goods to the Assignor or the supply of services in favor of the Assignor.

(viii)	Beneficiary: the Receivable is fully and directly payable to the Assignor, in its name and on its own behalf.
(ix)	No current account: the Receivable is not the subject matter of or subject to any current account relationship between the Assignor and the Debtor.
(x)	No interest: the Receivable in question is a trade receivable that does not produce any interest (except for Late Payment Interest);
(xi)	Withholding on account: the payments due by the Debtor in relation to the Receivable in question are not subject to any withholding on account (either in Italy or abroad).
(xii)	VAT: the amount of the Receivable indicated in the corresponding Invoice includes any applicable payable VAT.

(xiii)	Debtors: in relation to each Receivable the corresponding Debtor qualifies as an Eligible Debtor.
(xiv)	Not Insolvent: as far as the Assignor is aware, taking into account all the information available to it, the relevant Debtor is not Insolvent.
(xv)

Legal control and employment relationship: except as regards Natuzzi Trading (Shanghai) Co., the Debtor is not, directly or indirectly, controlled by the Assignor or any other party that belongs to the Assignor’s group and there is no employer- employee relationship with it.

(xvi)

No immunity: as far as the Assignor is aware, taking into account all the information actually available to it and all publicly available information, the Debtor does not enjoy any immunity from being sued.

(xvii)

New Debtors Presentation File, Debtors List, Changes in Master Data and Ceiling File and New Invoices File: the Debtor with respect to any Receivable can be clearly identified in the New Debtors Presentation File, in the Debtors List, in the relevant Changes in Master Data and Ceiling File sent by the Assignor pursuant to this Agreement and in the relevant New Invoices File sent by the Assignor pursuant to this Agreement in relation to each Offer Date.

(xviii)	Eligible Currency: the Receivable in question is denominated in EUR, USD, GBP, CAD, AUD or CNY.
(xix)	No future receivable: the Receivable is a receivable that came into existence and was invoiced to the Debtor.
(xx)

Total assignment: each Receivable assigned under this Agreement constitutes the total amount of the Receivable which, on the relevant Offer Date, may be sold under the terms of the Commercial Agreement that the Receivable derives from.

(xxi)	Not overdue: each Receivable is not overdue.
(xxii)	No previous payment: each Receivable refers to an Invoice whose amount has not been partially paid by the relevant Debtor.
(xxiii)

Payment term: the payment term for the Invoice relating to each Receivable is not greater than 180 days from the last day of the month in which the Invoice was issued and in any case it is not longer than the payment terms stipulated in the Insurance Policy.

SCHEDULE 3 - OPERATING PROCEDURE FOR THE SALE OF ELIGIBLE RECEIVABLES

1.

On each Offer Date as well as on each Collection Transfer Date on which the Assignor formulates an offer, the Assignor shall send (by e-mail or any other means from time to time agreed by the Parties – including through the Portfolio Manager as regards the Assignee) the Assignee and the Portfolio Manager an Assignment Agreement proposal, substantially in the form set out in Annex “A” to this Schedule, duly signed by one or more of the Assignor’s Authorized Signatories, evidencing the Assignor’s proposal to sell and transfer the Assignee all the Receivables that comprise the Portfolio offered for sale.

2.

Together with the Assignment Agreement proposal, Natuzzi shall send the Assignee and the Portfolio Manager the New Invoices File relating thereto prepared by Natuzzi (to be sent by electronic means using the computer security procedures agreed with the Assignee, including through the Portfolio Manager) or a hard copy thereof.

3.

Following the receipt of the Assignment Agreement proposal referred to in point 1 above and should the conditions specified in Article 5 (Conditions Precedent) have been fulfilled, the Assignee (including through the Portfolio Manager) shall accept the Assignment Agreement proposal on the Purchase Date immediately following receipt of that offer or, as the case may be, on the Collection Transfer Date (for the Eligible Receivables offered under Article 2.2.4), resulting in the purchase of the relevant Portfolio offered for sale in accordance with one of the following two procedures:

I.	Acceptance procedure by sending a signed acceptance of the proposal:
(a)

provide Natuzzi with confirmation, by the end of the following Business Day (by e-mail or any other means from time to time agreed upon by the Parties), of its acceptance to purchase the Receivables included in the Portfolio offered for sale, returning to the Assignee its acceptance of the Assignment Agreement proposal substantially in the form set out in Annex “B” to this Schedule, duly signed by one or more of the Assignee’s Authorized Signatories (including through the Portfolio Manager), on the understanding that each Assignment Agreement shall be deemed concluded solely when the Assignee has returned its acceptance of the Assignor’s proposal duly signed with reference to all the Receivables offered to it; and

(b)

notify Natuzzi (in the relevant acceptance of the Assignment Agreement proposal) of the Purchase Price of the Assigned Receivables purchased by it as determined pursuant to Schedule 4 (Calculation of the Purchase Price) to this Agreement;

(c)

following the receipt of each acceptance of an Assignment Agreement proposal, the related Assignment Agreement shall be deemed concluded. Without prejudice to the effectiveness of the assignment of the Assigned Receivables, it is agreed that the Assignor may, no later than the relevant Payment Date, request in writing clarification regarding the Assignee’s calculation of the Purchase Price (including through the Portfolio Manager) and notified in accordance with point 3.I(b) above, on the understanding that such request may solely concern any calculation errors and/or the failure to apply clauses of this Agreement concerning the calculation of the Purchase Price. In this case, the Assignee (including through the Portfolio Manager) and Natuzzi shall agree on the correct calculation of the Purchase Price on the basis of the proper application of the formula in Schedule 4 (Calculation of the Purchase Price).

II.	Acceptance procedure through payment of the Purchase Price:
(a)	as an alternative to the acceptance procedure indicated in point 3.I above, the Assignee may accept each Assignment Agreement proposal and the resulting purchase of the relevant Portfolio offered for sale by making direct payment of the Purchase Price specified for that Portfolio in accordance with Article 4 of the Assignment Agreement;
(b)

following the receipt of each Purchase Price, the relevant Assignment Agreement shall be deemed concluded. Without prejudice to the effectiveness of the assignment of the Assigned Receivables, it is agreed that the Assignor may, no later than the relevant Payment Date immediately subsequent to that on which the relevant Purchase Price was paid by the Assignee, request in writing clarification regarding the Assignee’s calculation of the Purchase Price, on the understanding that such request may solely concern any calculation errors and/or the failure to apply clauses of this Agreement concerning the calculation of the Purchase Price. In this case the Assignee (including through the Portfolio Manager) and Natuzzi shall agree on the correct calculation of the Purchase Price on the basis of the proper application of the formula in Schedule 4 (Calculation of the Purchase Price).

4.

Following the receipt of each acceptance of an Assignment Agreement proposal or receipt of each Purchase Price in accordance with the above procedures, the Assignor shall, in all those cases where the Assignee is entitled to notify the Eligible Debtors of the assignment, deliver as soon as possible (including through the Portfolio Manager) to the Assignee (or to any other person appointed by it, including the Portfolio Manager) all the documents in its possession or in the possession, on its behalf, of its representatives, agents or proxies, relating to the Assigned Receivables transferred to the Assignee on the relevant Purchase Date, in compliance with the provisions contained in Article 1262 of the Civil Code and, in any event, without that delivery adversely affecting the activity of the Assignor as Sub-Servicer.

ANNEX “A” TO SCHEDULE 3

Assignment Agreement Proposal Template

[ON THE ASSIGNOR’S LETTERHEAD]

Muttley S.r.l.

Via Vittorio Betteloni 2

20131 Milan

E-mail: societario@zenithservice.it

Fax: +39 02 77880599

For the kind attention of the Sole Director

c.c.:

Intesa Sanpaolo S.p.A.

Banca IMI S.p.A.

both c/o

Banca IMI S.p.A.

Largo Mattioli 3

20121 Milan

Italy

For the kind attention of: Credit Solutions Group - Securitisation

[Place], [date]

Re: Proposal for Assignment Agreement No. [*] [TO BE COMPLETED]

Dear Sirs,

We refer to the New Framework Agreement for the Assignment of Receivables dated 22 July 2020 (the “Agreement”) between the undersigned Natuzzi S.p.A. (the “Assignor”) and Muttley S.r.l. (the “Assignee”).

The capitalized words and expressions used in this Assignment Agreement proposal have the meanings ascribed to them in the Agreement.

The Assignor hereby proposes to sell and dispose of, not en bloc, without any warranty as to the solvency of the relevant Debtors (but without prejudice to the rights and remedies in favor of the Assignee in the event of any untruthful representation or warranty or breach of the undertakings given by the Assignor under the Agreement) pursuant to Article 4(1) of the Securitization Law, with legal effects deferred to [*] [THE IMMEDIATELY SUBSEQUENT PURCHASE DATE] and economic effects backdated to [*] [THE PREVIOUS CUT-OFF DATE] [FOR THE ASSIGNMENT THAT OCCURS ON A COLLECTION TRANSFER DATE: with legal and economic effects from the Collection Transfer Date corresponding to day/month/year], an amount equal to 100% of the Face Value of the Eligible Receivables listed in the New Invoices File [sent by e-mail on today’s date], amounting overall to [INDICATE CURRENCY/CURRENCIES] [INDICATE AMOUNT/AMOUNTS].

As per the Agreement, the Purchase Price of these Eligible Receivables will be determined in accordance with Schedule 4 to the Agreement (Calculation of the Purchase Price) and, as such, will be notified by the Assignee (including through the Portfolio Manager) in its letter accepting this proposal, which shall be sent by the Assignee to the Assignor by [*] [THE IMMEDIATELY SUBSEQUENT PURCHASE DATE] [FOR AN ASSIGNMENT THAT OCCURS ON A COLLECTION TRANSFER DATE, INDICATE THAT DATE.]

The Assignee is requested to determine the Purchase Price in accordance with the calculation procedures set out in Schedule 4 (Calculation of the Purchase Price) to the Agreement.

As an alternative to the above, this proposal may be accepted by the Assignee by paying the Purchase Price to the Assignor, including by way of set-off in accordance with the provisions of the Agreement.

Representations, Warranties and Undertakings

We represent and warrant that, in accordance with what is specified in the Agreement, on the date of this Assignment Agreement proposal (and on the corresponding Purchase Date):

(a)

each representation and warranty set forth in Schedule 6 (Representations and Warranties) – Part A (General representations and warranties) and Part B (Assignor’s representations and warranties in relation to the Eligible Receivables) – to the Agreement is correct, complete and exact, in accordance with the terms and the conditions specified therein;

(b)	each undertaking set forth in Schedule 7 (Assignor’s Undertakings) to the Agreement has been fulfilled with regard to performance related to that date; and
(c)

all the conditions precedent for the transfer have been fulfilled, including those set forth in Schedule 5 (Conditions Precedent), Part B (Conditions Precedent prior to each Purchase Date and Payment Date), to the Agreement, without prejudice to the Assignee’s right to directly verify fulfilment of those conditions.

Yours faithfully

NATUZZI S.P.A.

Attorney-in-Fact

Mr. Vittorio Notarpietro

Enc: Relevant New Invoices File sent by e-mail on today’s date

ANNEX “B” TO SCHEDULE 3

Assignment Agreement Proposal Acceptance Template

[ON THE ASSIGNEE’S LETTERHEAD]

Natuzzi S.p.A.

Viale Iazzitiello 47

70029 Santeramo in Colle (BA)

Fax: +39 [*]

E-mail: [*]

For the kind attention of Mr. [*]

[Place], [date]

Re: Acceptance of the proposal for Assignment Agreement No. [*] [TO BE COMPLETED]

Dear Sirs,

We refer to your proposal for Assignment Agreement No. [*] [TO BE COMPLETED] received by us on [*] [TO BE COMPLETED], a copy of which is attached hereto (the “Proposal”), which this letter constitues acceptance of (the “Acceptance”).

The capitalized words and expressions used in this Acceptance have the meanings ascribed to them in the New Framework Agreement for the Assignment of Receivables dated [_________] to which you refer (the “Agreement”) and in the Proposal.

We hereby confirm our acceptance of the aforesaid Proposal, and therefore our wish to purchase all the Receivables as identified in the New Invoices File attached/relating to the Proposal, for a Purchase Price which, on the basis of the calculations we have made in accordance with Schedule 4 (Calculation of the Purchase Price) to the Agreement, amounts to [[INDICATE CURRENCY/CURRENCIES] [INDICATE AMOUNT/AMOUNTS].

Yours faithfully

Muttley S.r.l.

SCHEDULE 4 - CALCULATION OF THE PURCHASE PRICE

“Euro Individual Purchase Price” or “Euro PPi” indicates, with reference to each Assigned Receivable denominated in EUR included in one or more Portfolios, the amount payable by the Assignee as the purchase price for such Receivable, to be calculated on each Calculation Date immediately preceding the relevant Payment Date, in accordance with the following formula:

Euro PPi = FVi x [1 – CCi – FDi – CF/VN – 0.03%]

Where:

FVi indicates the Face Value of the Receivable.

CCi indicates the Commission as charged on the Calculation Date (expressed in percentage terms).

CF indicates EUR 9,500, provided always if there are insufficient Receivables denominated in EUR to bear these fixed costs, those costs will be spread over the Portfolios denominated in EUR.

VN indicates the Nominal Value of the Receivables denominated in EUR on that Offer Date.

Financial Discount Rate or FDi indicates on every Calculation Date:

FDi = [(DSOd / 360) x (E + MF)]

Where:

DSOd	indicates the DSOd on that Calculation Date
E	indicates the Reference EURIBOR
MF	indicates the Euro Financial Margin

“Euro Financial Margin” means 2.10% or any different percentage notified by the Assignee (including through the Portfolio Manager) to the Assignor on each Renewal Date.

“Euro Purchase Price” or “Euro RPP” means, on every Calculation Date and in relation to each Portfolio of Receivables denominated in EUR offered by the Assignor on the Offer Date immediately preceding such Calculation Date, the total amount due to the Assignor in respect of the purchase price of that Portfolio equal to the sum of the Euro Individual Purchase Prices of all the Receivables included in that Portfolio.

“USD Individual Purchase Price” or “USD PPi” indicates, with reference to each Assigned Receivable denominated in USD or CNY included in one or more Portfolios, the amount payable by the Assignee as the purchase price for such Receivable, to be calculated on each Calculation Date immediately preceding the relevant Payment Date, in accordance with the following formula:

USD PPi= FVi x [1 – CCi – FDi – 0.03%]

Where:

FVi indicates the Face Value of the Receivable. For each Assigned Receivable denominated in CNY, the FVi will be converted into USD at the CNY-USD exchange rate as reported on the website https://www.bloomberg.com/quote/CNYUSD:CUR on the Calculation Date immediately preceding the relevant Payment Date.

CCi indicates the Commission as charged on the Calculation Date (expressed in percentage terms).

Financial Discount Rate or FDi indicates on every Calculation Date:

FDi = [(DSOd / 360) x (L + MF)]

Where:

DSOd	indicates the DSOd on that Calculation Date
L	indicates the Reference USD LIBOR
MF	indicates the USD Financial Margin

“USD Financial Margin” means 2.50% or any different percentage notified by the Assignee (including through the Portfolio Manager) to the Assignor on each Renewal Date.

“USD Purchase Price” or “USD RPP” means, on every Calculation Date and in relation to each Portfolio of Receivables denominated in USD or CNY offered by the Assignor on the Offer Date immediately preceding such Calculation Date, the total amount due to the Assignor in respect of the purchase price of that Portfolio equal to the sum of the USD Individual Purchase Prices of all the Receivables included in that Portfolio.

“CAD Individual Purchase Price” or “CAD PPi” indicates, with reference to each Assigned Receivable denominated in CAD included in one or more Portfolios, the amount payable by the Assignee as the purchase price for such Receivable, to be calculated on each Calculation Date immediately preceding the relevant Payment Date, in accordance with the following formula:

CAD PPi= FVi x [1 – CCi – FDi – 0.03%]

Where:

FVi indicates the Face Value of the Receivable.

CCi indicates the Commission as charged on the Calculation Date (expressed in percentage terms).

Financial Discount Rate indicates on every Calculation Date:

FDi = [(DSOd / 360) x (C + MF)]

Where:

DSOd	indicates the DSOd on that Calculation Date
C	indicates the Reference CDOR
MF	indicates the CAD Financial Margin

“CAD Financial Margin” means 2.30% or any different percentage notified by the Assignee (including through the Portfolio Manager) to the Assignor on each Renewal Date.

“CAD Purchase Price” or “CAD RPP” means, on every Calculation Date and in relation to each Portfolio of Receivables denominated in CAD offered by the Assignor on the Offer Date immediately preceding such Calculation Date, the total amount due to the Assignor in respect of the purchase price of that Portfolio equal to the sum of the CAD Individual Purchase Prices of all the Receivables included in that Portfolio.

“GBP Individual Purchase Price” or “GBP PPi” indicates, with reference to each Assigned Receivable denominated in GBP included in one or more Portfolios, the amount payable by the Assignee as the purchase price for such Receivable, to be calculated on each Calculation Date immediately preceding the relevant Payment Date, in accordance with the following formula:

GBP PPi= FVi x [1 – CCi – FDi – 0.03%]

Where:

FVi indicates the Face Value of the Receivable.

CCi indicates the Commission as charged on the Calculation Date (expressed in percentage terms).

Financial Discount Rate or FDi indicates on every Calculation Date:

FDi = [(DSOd / 360) x (L + MF)]

Where:

DSOd	indicates the DSOd on that Calculation Date
L	indicates the Reference GBP LIBOR
MF	indicates the GBP Financial Margin

“GBP Financial Margin” means 2.30% or any different percentage notified by the Assignee (including through the Portfolio Manager) to the Assignor on each Renewal Date.

“GBP Purchase Price” or “GBP RPP” means, on every Calculation Date and in relation to each Portfolio of Receivables denominated in GBP offered by the Assignor on the Offer Date immediately preceding such Calculation Date, the total amount due to the Assignor in respect of the purchase price of that Portfolio equal to the sum of the GBP Individual Purchase Prices of all the Receivables included in that Portfolio.

“AUD Individual Purchase Price” or “AUD PPi” indicates, with reference to each Assigned Receivable denominated in AUD included in one or more Portfolios, the amount payable by the Assignee as the purchase price for such Receivable, to be calculated on each Calculation Date immediately preceding the relevant Payment Date, in accordance with the following formula:

AUD PPi= FVi x [1 – CCi – FDi – 0.03%]

Where:

FVi indicates the Face Value of the Receivable.

CCi indicates the Commission as charged on the Calculation Date (expressed in percentage terms).

Financial Discount Rate or FDi indicates on every Calculation Date:

FDi = [(DSOd / 360) x (L + MF)]

Where:

DSOd	indicates the DSOd on that Calculation Date
L	indicates the Reference AUD LIBOR
MF	indicates the AUD Financial Margin

“AUD Financial Margin” means 2.50% or any different percentage notified by the Assignee (including through the Portfolio Manager) to the Assignor on each Renewal Date.

“AUD Purchase Price” or “AUD RPP” means, on every Calculation Date and in relation to each Portfolio of Receivables denominated in AUD offered by the Assignor on the Offer Date immediately preceding such Calculation Date, the total amount due to the Assignor in respect of the purchase price of that Portfolio equal to the sum of the AUD Individual Purchase Prices of all the Receivables included in that Portfolio.

.

SCHEDULE 5

CONDITIONS PRECEDENT

Part A

Conditions precedent prior to the Calculation Date that falls in July 2020

The Assignee and the Portfolio Manager must have received all of the following documents in a form and substance that is reasonably satisfactory to the Assignee.

1.	On the Signing Date:
(a)

copy of the latest version of the Assignor’s constitutional documents (articles and memorandum of association) certified by a duly authorized representative of the Assignor confirming that the documents are certified copies and updated compared to the originals;

(b)

copy of the special power of attorney (if required pursuant to the resolution referred to in point (d) below) issued for the signing by the Assignor of this Agreement and the other Transaction Documents no earlier than the fifth Business Day prior to the Signing Date of the Agreement;

(c)	copy of the latest available audited financial statements of the Assignor, including the management report approved by the Assignor’s board of directors and board of statutory auditors;
(d)

copy of the resolutions or decisions adopted by the Assignor’s competent body (shareholders’ meeting, board of directors, sole director or other) authorizing the entering into and performance of this Agreement and the other Transaction Documents, certified by a duly authorized representative of the Assignor pursuant to the articles of association, with a statement confirming that these certified resolutions have not been modified, amended, revoked or cancelled;

(e)	copy of the Sub-Servicing Agreement duly signed by the Authorized Signatories;
(f)	copy of the Deed of Pledge duly signed by the authorized representatives of the relevant parties (and, in the case of the Assignor and the Assignee, by their respective Authorized Signatories);
(g)

a legal opinion issued by PLC Studio Legale addressed to the Assignee with a copy also sent to the Assignor, concerning the valid constitution, authorizations and powers of the Assignor in connection with this Agreement and the other Transaction Documents to which the Assignor is a party.

2.	Prior to or on the same date as the Calculation Date that falls on 27 July 2020:
(a)

a Chamber of Commerce certificate of registration of the Assignor issued no earlier than fifteen days prior to the Calculation Date that falls on 27 July 2020, evidencing the absence of any insolvency proceedings against the Assignor;

(b)	a Solvency Certificate regarding the Assignor in the form set out in Schedule 9 (Solvency Certificate Template) to this Agreement, signed no earlier than five days prior to that Calculation Date;

(c)

a legal opinion on the validity and compliance with Italian law of the Transaction Documents, issued by PLC Studio Legale, acting as the Assignee’s legal advisors, and addressed to the Assignee and the Assignor.

Part B

Conditions precedent prior to each Purchase Date,

Payment Date and Collection Transfer Date

1.	The Assignor is not in default up to such dates regarding payment within the timeframe laid down in this Agreement, of any amount due by it.
2.

The Assignor has fulfilled all its material commitments and substantially satisfied all its material obligations in the interest of the Assignee arising from this Agreement, to be performed and satisfied by the relevant Purchase Date, Payment Date and Collection Transfer Date under this Agreement.

3.	No Sub-Servicer Revocation Event has occurred prior to or at the same time as those dates.
4.

The Assignee and Portfolio Manager have received all confirmations, representations, warranties, certificates and other information or documents provided by the Assignor and/or the Sub-Servicer in accordance with the express provisions of this Agreement or of the Sub-Servicing Agreement, including, limited to the Offer Date that falls in the months of March, June, September and December of each year, a Chamber of Commerce certificate on a date no earlier than fifteen days prior to such Offer Date, certifying that the Assignor is not subject to any Insolvency Proceedings.

5.

There is no request filed and pending before a competent court seeking a declaration of insolvency against the Assignor or, if such a request has been filed and is pending, the competent court has not yet ruled on it.

6.	No Material Event or Potential Material Event has occurred and is still in progress.
7.

All information and the Sub-Servicer Report that, pursuant to the Agreement or the Sub-Servicing Agreement, are to be sent by the Assignor (as Sub-Servicer) to the Assignee, the Servicer and the Portfolio Manager on the Report Date immediately preceding the relevant Calculation Date have been promptly sent by the Assignor (in all its capacities and functions) and received by the Assignee and the Portfolio Manager prior to or at the same time as such dates.

8.	The Assignment Agreement proposal has been sent by the Assignor and received by the Assignee and the Portfolio Manager prior to or at the same time as the relevant Calculation Date.
9.	All representations and warranties provided for in Schedule 6 (Representations and Warranties) are correct, accurate and complete in all material respects.
10.

The Assignee and Portfolio Manager must have received a Solvency Certificate regarding the Assignor in the form set forth in Schedule 9 (Solvency Certificate Template) to this Agreement, signed no earlier than five days prior to the relevant Calculation Date.

11.

The Assignor (in its capacity as subscriber of the securities issued as part of the Securitization) has proceeded to pay the amounts due by the latter by way of Further Instalments (as defined in the Terms and Conditions of the Notes), in accordance with the terms and conditions set out in the Terms and Conditions of the Notes, including by way of set-off with the amounts due by the Assignee to the Assignor by way of Purchase Price (the latter condition to be treated exclusively as a condition precedent to the payment of the Purchase Price to be made on each Payment Date).

SCHEDULE 6 – REPRESENTATIONS AND WARRANTIES

Part A

General representations and warranties

The Assignor represents and warrants to the Assignee as follows:

1.	Status: it is a duly incorporated company, that is validly existing and solvent in accordance with Italian law.
2.	Powers and authorizations: it has full corporate powers and the ability to sign and perform its obligations assumed under this Agreement and the other Transaction Documents that it is a party to.
3.

Legal validity: its obligations arising from this Agreement and from the assignment of the Receivables hereunder constitute or, once the said assignments have been completed, will constitute legal and valid obligations, that are binding on it in accordance with the respective terms.

4.

Obligations pari passu: its own payment commitments pursuant to this Agreement are and will be obligations that must be and will be fulfilled with the same priority (pari passu) as its own unsecured obligations and liabilities, present and future, conditional or otherwise, except for unsecured obligations that are afforded priority by law.

5.

Absence of violations: the entering into and performance of this Agreement, of the other Transaction Documents that it is a party to and all the other papers and documents that need to be signed pursuant to this Agreement and the Transaction Documents, at the time of the entering into of this Agreement or, as applicable, at the time when the representations and warranties set out in this Schedule have to be repeated in accordance with Article 6 (Representations and Warranties), in its capacity as Assignor, does not nor will not entail a violation, does not nor will not constitute a breach and is not and will not be in conflict with or contrary to, or exceed the limitations of the powers of the directors set by:

(a)	the company’s constitutional documents;
(b)	any law, rule or regulation applicable to it in its capacity as the Assignor;
(c)	any contract, guarantee, bond issue or any other financial arrangement that it is a party to or to which its property, earnings or assets are subject;
(d)	any order, warrant, judgement, decision, injunction or decree that is binding on it or on its assets; or
(e)	any Commercial Agreement.
6.

Permits: it has obtained and maintains fully valid all authorizations, approvals, permits, agreements, licenses, exemptions and registrations and has made all filings or obtained all the documents that may be necessary in order to enter into this Agreement and to perform the same and all its obligations under this Agreement and, to the best of its knowledge, at the time of entering into this Agreement or, as applicable, at the time when the representations and warranties set out in this Schedule have to be repeated pursuant to Article 6 (Representations and Warranties), there are no circumstances whatsoever that may lead to the expiry, revocation, annulment or non-renewal of the aforesaid authorizations, approvals, permits, agreements, licenses, exemptions and registrations.

7.

Legal compliance: its own business activities are carried out in compliance with all laws, regulations, acts and/or measures of the competent regulatory authorities that are applicable and/or relevant for the Assignor.

8.

Levies and taxes: all the mandatory tax returns have been filed by it or on its behalf with the relevant tax authorities and it is not materially in default with the payment of Taxes (except for any that may have been contested in good faith and on reasonable grounds), and no materially significant assessment has been undertaken with respect to Taxes (except for any that may have been contested in good faith and on reasonable grounds), that was not highlighted in the last financial statements and for which adequate reserves have been set aside in accordance with the applicable accounting standards.

9.

Absence of litigation: there is no litigation, arbitration, administrative proceedings or legal actions before any court, tribunal, administration or Authority, currently in progress or pending on the fifth Business Day prior to the relevant Cut-Off Date and such that, if the outcome were unfavorable, it might seriously impair its ability to fulfil its obligations under this Agreement or may impair the transferability of the Eligible Receivables or the ability for them to be collected.

10.

Financial statements: its annual audited accounts for the last financial year (as required by all applicable laws and regulations) that are available on the Signing Date of this Agreement were prepared in accordance with the applicable accounting standards and give a true, complete and fair view of its results, activities and financial position on the relevant reference date.

11.

Solvency: it is not Insolvent and, as far as it is aware, there is no fact that could make it Insolvent and it will not be declared insolvent as a result of signing this Agreement or performing the obligations contained herein.

12.

Absence of Material Events: no Material Event or Potential Material Event in favor of the Assignee set forth in Schedule 8 (Material Events), Part A (Material Events in favor of the Assignee), has occurred and has not been remedied (with reference to any events attributable to the Assignor) and, with reference to any events not attributable to the Assignor, has occurred and has not been remedied of which the Assignor is aware.

13.

Economic and financial interests: the transactions provided for in this Agreement are in its economic and financial interests and their performance is not likely in itself to adversely affect its financial condition (without prejudice to any and all possible financial effects related to the way in which the assignments and other transactions carried out under this Agreement or the other Transaction Documents are represented in the Assignor’s accounts).

14.

Data protection: unless otherwise notified in writing to the Assignee and the Portfolio Manager, the provision of information about each Debtor with respect to the Eligible Receivables for the purposes of the Assignment Agreement proposal or the assignment of each Eligible Receivables, as specified and for the purposes indicated in this Agreement, is not contrary to the applicable law on the protection of personal data or to any Commercial Agreement.

15.

Information and historical data: the information and historical data provided by the Assignor to the Assignee and the Portfolio Manager in relation to the preparation of this Agreement, in relation to the Receivables to be assigned under this Agreement and to the transaction herein contemplated, including but not limited to the information and historical data provided during the due diligence conducted by the Assignee and the Portfolio Manager, are true, complete and correct in all material respects.

Part B

Assignor’s representations and warranties in relation to the Eligible Receivables

The Assignor gives the Assignee, on each Offer Date and each Purchase Date, and (in relation to the assignment regulated by Article 2.2.4) on each Collection Transfer Date, the following representations and warranties with respect to the Eligible Receivables offered for assignment on such Offer Date and, as the case may be, on such Collection Transfer Date:

1.	Compliance with the Eligibility Criteria: each Eligible Receivable complies with all the Eligibility Criteria.
2.	Compliance with the Portfolio Criteria: each Portfolio of Eligible Receivables complies with all the Portfolio Criteria.
3.	Disputes: no Eligible Receivable is the subject of a written dispute by the relevant Debtor which is likely to undermine the recovery of such Eligible Receivable.
4.

Event related to the Debtor: as far as the Assignor is aware, in respect of each Eligible Receivable, no event has occurred that may have a negative impact on its relevant Debtor such as to jeopardize the possible recovery of such Eligible Receivable, including pursuant to the Credit and Collection Policy.

5.

Ownership of the Eligible Receivables: the Assignor is and always has been the owner of each Eligible Receivable, possessing the full, exclusive and unencumbered legal title thereto and is entitled to sell it and is selling each Eligible Receivable to the Assignee free from any Security or any other rights or claims over it held by third parties, except only for any Eligible Receivables subject to previous assignment and/or factoring obligations to third parties for which the Assignor undertakes not to make any further assignments.

6.

Eligible Receivables and Commercial Agreements: the Products, in relation to which each Eligible Receivable has arisen, were marketed in favor of the other party to the Commercial Agreement prior to or on the same date as the relevant Invoice Issue Date (subject to the Assignor’s right to allow advance payments to be followed by subsequent adjustments or balance payments) and in compliance with all applicable laws and regulations; all the provisions in any Commercial Agreement relating to Assigned Receivables have been fulfilled in all material respects, and all the provisions on which the payment of the Eligible Receivables depends have been complied with in all material respects.

7.

Validity and binding force: there is no event, act or omission attributable to the Assignor (or, as far as the Assignor is aware, to its agents, proxies and/or representatives) and that breaches the warranties, terms or conditions of any Commercial Agreement and that is such as to provide the relevant Assigned Debtor with reasonable grounds for allowing the latter not to make timely payment of the entire amount due with respect to the related Eligible Receivable. The provisions in Article 8 (Deemed Collections) remain applicable in the event that an Assigned Debtor nonetheless takes the aforesaid steps or attempts to assert the aforesaid circumstances even though the prerequisites therefor are not met.

8.

No change: as from the Signing Date of this Agreement there have been no changes, amendments or waivers of any kind with respect to the original conditions of any Commercial Agreement related to each Eligible Receivable that may in any way undermine the transferability, enforceability or ability to be collected of each Eligible Receivable except as permitted under the Credit and Collection Policy.

9.

No violation: no Eligible Receivable or its eventual Commercial Agreement is in conflict with any applicable law, rule or regulation, and the Assignor has not, to the best of its knowledge at the time of entering into this Agreement or, as the case may be, at the time when the representations and warranties set out in this Schedule must be repeated pursuant to Article 6 (Representations and warranties), contravened any such law, rule, regulation or any agreement, judgement, injunction, order, decree or any other (legally relevant) act or deed that is binding upon the Assignor, which in any case is likely to jeopardize the transferability, enforceability or ability to be collected of each Eligible Receivable.

10.

Changes in Master Data and Ceiling File and New Debtors Presentation File: the data for each Eligible Debtor set out in the Changes in Master Data and Ceiling File and the New Debtors Presentation File, sent by each Offer Date, are complete, correct, accurate and updated and the Assignee can rely on all information contained therein.

11.

New Invoices File: the data for each Eligible Receivable, as set out in the New Invoices File, related to each Eligible Receivable, as sent by e-mail on the same date as the Assignment Agreement proposal, are complete, correct, accurate and updated and the Assignee and the Portfolio Manager can rely on all information contained therein.

12.

Debtors List: the data for each Eligible Debtor (including information about any existing security in relation to such Eligible Debtors), as indicated in the Debtors List, is complete, correct, accurate and updated and the Assignee and Portfolio Manager can rely on all information contained therein.

13.

Absence of Security and free transferability: the Eligible Receivables are not subject, in whole or in part, to any Security and there are no restrictions on the transferability of the Eligible Receivables to the Assignee (including but not limited to the requirement by law or by contract, of the consent of any party (including the relevant Debtor) for the validity and effectiveness of the transfer and assignment thereof.

14.

Invoicing: Unless otherwise notified in writing to the Assignee and the Portfolio Manager, each Eligible Receivable derives from a Commercial Agreement which involves the issue of Invoices subsequent to an order. Each Invoice referring to each Eligible Receivable was issued in compliance with the provisions of the Credit and Collection Policy (including but not limited to those relating to procedures and timing).

15.	Existence of the Assigned Receivable: each Eligible Receivable exists and is governed exclusively by the terms of the relevant Commercial Agreement and the applicable laws and regulations.
16.

Commercial Agreement: each Commercial Agreement relating to the Assigned Receivables is valid and binding upon the Assigned Debtor, and was signed or otherwise concluded in accordance with the applicable laws, and was duly and validly signed or otherwise concluded by all the parties thereto and refers exclusively to the marketing of the Products.

17.

Absence of releases: no Assigned Debtor (and/or its guarantors) has asked the Assignor for and obtained any release from its payment obligations under the related Commercial Agreement that gave rise to the Eligible Receivable, or for any waiver thereto. The provisions in Article 8 (Deemed Collections) remain applicable in the event that an Assigned Debtor nonetheless takes the aforesaid steps or attempts to assert the aforesaid circumstances even though the prerequisites therefor are not met.

18.	Currency: the relevant Eligible Receivables are payable in EUR, GBP, USD, AUD, CAD and CNY.
19.

Face Value: the amounts that form part of and demonstrate the Face Value of each Eligible Receivable have been properly indicated by the Assignor on the basis of the following with regard to the Receivables:

(i)	the economic remuneration and payments of the Assignor associated with the production and marketing of the Products as well as all the related costs and expenses of the Assigned Debtor;
(ii)	the actual VAT, excise duties, other Taxes and tax rates, if any, that apply in relation to each Receivable and Commercial Agreement (and in any case without any deduction or withholding tax);

(iii)

the amount of any other costs, fees, tariffs, levies, Taxes or expenses, specified in the Commercial Agreement payable by the Assigned Debtor also where subsequent to its specific requests in relation to the Products.

20.	Late Payment Interest: any Late Payment Interest shall be calculated and charged in accordance with the provisions contained in the relevant Commercial Agreement or applicable law.
21.

Eligible Debtors: each of the Debtors indicated in the Debtors List, including any new Debtor included in that Debtors List pursuant to Article 2.1.2, meets the requirements of Article 2.3, on the relevant Cut-Off Date, and, to the best of its knowledge, there is no basis for the relevant Debtor and/or any third parties to bring any action and/or challenge for any suspension and/or revocation of the payment of the relevant Receivables.

22.

Collections Account: each Collections Account is a current account for the transaction referred to in this Agreement and, therefore, was opened and is maintained by the Assignor exclusively for the crediting of the Collections relating to the Assigned Receivables pursuant to this Agreement and any debit/transfer transaction from that account will be made only in order to allow the crediting of the Collections to the Assignee’s Account in accordance with the provisions of the Sub-Servicing Agreement.

23.

Absence of rejection against the assignment of receivables: no Eligible Debtor has given written notification of any rejection, objection, exception or other dispute in relation to the assignment of trade receivables made by the Assignor.

24.

Insurance Policies: (i) each Insurance Policy issued by an Insurance Company in favor of the Assignor is valid, effective and binding (and gives rise to valid and lawful obligations that are binding on the relevant Insurance Company) and its credit rights and/or its claims/actions are validly and freely transferable to the Assignee; (ii) the information and data provided and to be provided to each Insurance Company or to third parties in relation to each Insurance Policy issued by an Insurance Company in favor of the Assignor are true, complete and accurate in all material respects; (iii) the information and data relating to the insurance coverage under each Insurance Policy notified by the Assignor to the Assignee are true, complete and accurate; (iv) it has complied and will comply in the future with any obligation under each Insurance Policy issued by an Insurance Company in favor of the Assignor and/or the Assignee; (iv) no Insurance Policy issued by an Insurance Company in favor of the Assignor has been changed by the Assignor without the prior consent of the Assignee, without prejudice to the Assignee’s undertaking not to unreasonably withhold its consent in the event of any non-adverse change to any Insurance Policy compared to the conditions relating to the risk coverage; (v) each Insurance Policy taken out in favor of the Assignor and whose benefits have been assigned or transferred or will be transferred in favor of the Assignee provide, for each single Assigned Debtor, coverage against the risk of non-payment of the receivables purchased by the Assignee at least equal to the amount of the Insurance Ceilings shown in the Debtors List in Schedule 10 to this Agreement as amended from time to time.

Part C

Assignee’s representations and warranties

(a)	Status: it is a limited liability company incorporated pursuant to the Securitization Law, duly incorporated, validly existing and solvent pursuant to the relevant law governing its incorporation.
(b)	Powers and authorizations: it has full corporate powers and the capacity to enter into and perform the obligations assumed by it under this Agreement.

(c)	Legal validity: its obligations arising from this Agreement constitute legal and valid obligations, that are binding on it in accordance with the respective terms;
(d)

Absence of violations: the entering into and performance of this Agreement and of all the other papers and documents that need to be signed pursuant to this Agreement does not nor will not entail a violation, does not nor will not constitute a breach and is not and will not be in conflict with or exceed the limitations of the powers of the directors set by:

(i)	the company’s constitutional documents;
(ii)	any law, rule or regulation applicable to it;
(iii)	any contract, guarantee, bond issue or any other financial arrangement that it is a party to or to which its property, earnings or assets are subject; or
(iv)	any order, warrant, judgement, decision, injunction or decree that is binding on it or on its assets.

SCHEDULE 7 - ASSIGNOR’S UNDERTAKINGS

The Assignor undertakes to:

1.

Breach: immediately inform the Assignee and Portfolio Manager of any inaccuracy in relation to the representations or warranties given or any breach of the undertakings given by it pursuant to this Agreement as soon it becomes aware of the inaccuracy or breach.

2.

Authorizations: obtain and maintain all authorizations, approvals, permits, agreements, licenses, exemptions and records and make any requests or obtain all the documents that may be needed at any time in order to enter into and perform this Agreement, other Transfer Documents to which the Assignor is a party and all other deeds and documents to be delivered pursuant to this Agreement and the other Transaction Documents.

3.

Corporate structure and balance sheet/financial situation: provide prompt notification to the Assignee and the Portfolio Manager should any of the following occur in relation to its corporate structure, balance sheet/financial situation:

(i)

a material and adverse change in the commercial activity, assets, operating activities or financial situation, in relation to the Assignor, which could reasonably compromise its ability to perform its obligations arising from this Agreement or the other Transaction Documents to which it is party;

(ii)	any reduction of the share capital or change of the registered office of the Assignor;
(iii)	any transaction entailing a corporate transformation, transfer of a business unit, merger or split.
4.

Permits to carry on its business: obtain and use due diligence in order to maintain all the authorizations necessary to carry out the production and marketing of the Products that are preparatory to the performance of the obligations of this Agreement.

5.

Taxes: take responsibility for and pay all Taxes (if any) arising from or in connection with this Agreement, any other document relating to the Agreement in accordance with and within the limits of the provisions of Article 10 (Fees, Costs and Taxes) of this Agreement.

6.	Information: deliver, within ten Business Days of receipt by the Assignor, of the relevant information or documentation to the Assignee and the Portfolio Manager:
(a)

so long as Natuzzi acts as Sub-Servicer pursuant to the Sub-Servicing Agreement, a copy of all information, documents, registers or reports regarding the Eligible Receivables offered for sale and/or Assigned Debtors in its possession or sent to it by its appointees, agents or representatives, and additional information related to the same that the Assignee (including through the Portfolio Manager) may reasonably request, producing, where appropriate, true copies of the relevant documentation, and taking into account that this requirement shall not apply to: (i) the original documents needed by the Assignor for the proper carrying on of its commercial activity and that of Sub-Servicer, and (ii) any information whose disclosure by the Assignor would concern sensitive information, in particular in conformity with provisions applicable to market abuse, or that or that would involve infringing statutory and/or contractual obligations regarding inside and/or confidential information;

(b)

in the event of the exercise by the Assignee (including through the Portfolio Manager and/or the Servicer) of the right of replacement of the Sub-Servicer provided for in Article 9 of the Sub-Servicing Agreement, all information, documents, registers or reports concerning Eligible Receivables offered for sale and/or Assigned Debtors and additional information related to the same that the Assignee (including through the Portfolio Manager and/or the Servicer) may reasonably request, retaining, where appropriate, true copies of the relevant documentation, and taking into account that this requirement shall not apply to any information whose disclosure by the Assignor would concern sensitive information, in particular in conformity with the provisions applicable to market abuse, or that would involve infringing statutory and/or contractual obligations concerning inside and/or confidential information.

7.

Accuracy of information: ensure that all information and reports supplied by the Assignor, and on its behalf under this Agreement and the other Transaction Documents to which it is party is accurate in all material respects.

8.

Provision of financial information: provide the Assignee, the Servicer and the Portfolio Manager with its annual financial statements certified by its own auditors, inclusive of its auditors’ and directors’ reports and an extract of the minutes of its shareholders’ meeting that approved the said financial statements, within a period of twenty Business Days after the relevant approval, prepared in compliance with applicable accounting standards and providing a true and fair view of the results, assets and financial situation of the Assignor at the end of the reporting period if all the above documentation is not, in whole or in part, available on the official website of the Assignor or the company that operates the stock market.

9.

Ensuring availability of documents: deliver, or ensure the delivery to the Assignee and the Portfolio Manager, three Business Days before each Purchase Date, Payment Date and the Collection Transfer Date, of the documents that the Assignor is expressly required to provide or send to the Assignee and Portfolio Manager as provided in the conditions precedent set forth in Schedule 5 (Conditions Precedent), Part B (Conditions precedent prior to each Purchase Date, Payment Date and Collection Transfer Date), in reasonably satisfactory form and substance.

10.

Files and reports: prepare and deliver to the Assignee (i) by the fifth Business Day before each Offer Date the relevant Changes in Master Data and Ceiling File, if necessary and (ii) on each Offer Date, together with any Assignment Agreement proposal, a copy of the New Invoices File (which takes into account any exclusions that might be communicated to the Assignor by the Assignee), all in accordance with the terms and conditions set forth in Schedule 3 (Operating Procedure for the Sale of Eligible Receivables).

11.

Solvency Certificates: on the First Calculation Date and on each Offer Date, deliver to the Assignee and the Portfolio Manager a Solvency Certificate in the terms set forth in Schedule 9 (Solvency Certificate Template), dated as described in Schedule 5, i.e. not more than twenty days before the relevant Offer Date (as indicated above).

12.

Chamber of Commerce certificate: on the First Calculation Date and on the Offer Date that falls in the months of March, June, September and December, deliver to the Assignee and the Servicer a certificate issued by the competent Chamber of Commerce certifying that the Assignor is not subject to Insolvency Proceedings, dated no more than fifteen days before the relevant Offer Date (as indicated above).

13.

Financial information on the Assigned Debtors: promptly notify the Assignee, the Servicer and the Portfolio Manager; at the reasonable request of the Assignee (including through the Portfolio Manager and/or the Servicer), of any information on the financial condition of an Assigned Debtor of which it is aware and which may reasonably be of interest to a creditor of the Assigned Debtor, except in cases where this may involve infringing statutory and/or contractual obligations concerning inside and/or confidential information.

14.

Payment instructions: not provide any information to any of the Assigned Debtors regarding each Assigned Receivable thereby enabling the latter to make payments in non-compliance with the provisions of the Sub-Servicing Agreement.

15.

Fulfilment of obligations: perform and substantially comply, on the relevant date, with all agreements, undertakings and other obligations to which it is subject in accordance with the Commercial Agreements related to the Assigned Receivables.

16.	Credit and Collection Policy:
(a)

both before and after the possible revocation of Natuzzi’s position as Sub-Servicer, fulfil its obligations of substantial compliance in all material respects with what is stated in the Credit and Collection Policy and communicate to the Assignee, the Servicer and the Portfolio Manager the changes to the Credit and Collection Policy regarding Assigned Debtors before they enter into force, in order to obtain approval from the Assignee (including through the Portfolio Manager (which shall not be unreasonably withheld or delayed) insofar as such approval is necessary under the Transaction Documents;

(b)

in the event of revocation of Natuzzi’s position as Sub-Servicer, following that revocation and with reference to the performance of obligations provided for in the Commercial Agreements, execute all reasonable requests of the Assignee (including through the Portfolio Manager) aimed at the protection of its rights as creditor of the relevant Assigned Debtors.

17.

Access: allow the Assignee, the Servicer and the Portfolio Manager and their agents or representatives – following the request of the Assignee (including through the Portfolio Manager and/or the Servicer) sent with at least fifteen days’ notice before the scheduled access date – to visit the Assignor’s offices, in designated areas that will be provided for that purpose, during normal business hours, although in ways that do not interfere with the Assignor’s normal course of business, in order to:

(a)	examine the accounting records, registers and documents relating to the Assigned Receivables;
(b)

verify, exclusively with the occasional and temporary aid of the staff appointed by the Assignor, that the electronic systems used by the Assignor in relation to the Assigned Receivables actually identify and single out each Assigned Receivable purchased by the Assignee and provide the information that it can lawfully request under this Agreement and all applicable laws and regulations;

(c)

schedule an audit, by the Assignee (including through the Portfolio Manager), of its agents or representatives (including auditors by whom the Assignee may be assisted) at the expense of the Assignor or the Assignee, as the case may be, in accordance with Article 18 (Audits).

18.

Absence of creation of rights: not create and prevent the creation or duration of rights of any kind (including any arising from seizures or enforcement) to apply wholly or partly to Assigned Receivables, except if and where expressly permitted by this Agreement.

19.

No disposal of Eligible Receivables: until such time as the Maximum Portfolio Amount is reached, not agree to assign or transfer, and not assign or transfer and not sell, assign, transfer, substitute in any way, make available, create encumbrances or negotiate any of the Eligible Receivables or any corresponding Commercial Agreements in favor of third parties, except for and insofar as is expressly permitted under this Agreement and, with regard to Commercial Agreements, except in the case of any form of a transfer of business or a business unit, merger or split and, in any case, except as otherwise agreed in writing with the Assignee (including through the Portfolio Manager). Similarly, the Assignor undertakes as from the date of the entering into of this Agreement not to assign to third parties receivables that are due from the relevant Eligible Debtors.

20.

Absence of action: not take any initiative or action in relation to Assigned Receivables or to Commercial Agreements that might compromise, impede or prohibit in whole or in part the assignability or collectability of Assigned Receivables, or which may compromise, in any other manner, the rights of the Assignee (exercisable including through the Portfolio Manager) in Assigned Receivables, except if and where expressly permitted under this Agreement.

21.

Absence of waivers: not waive any rights by virtue of the Commercial Agreements and Assigned Receivables, unless in compliance with the Credit and Collection Policy or unless with the prior written consent of the Assignee (including through the Portfolio Manager) (which shall not be unreasonably withheld or delayed).

22.	Absence of proceedings: not engage in or omit to engage in any legal proceedings should such proceedings or the omission thereof not conform to the Credit and Collection Policy.
23.

Notification of proceedings: (i) notify the Assignee, the Portfolio Manager and the Servicer of the launch of any proceedings that may have a material adverse effect on the Assignor’s ability to perform its obligations in accordance with this Agreement, brought against the Assignor by its creditors, and to notify the Assignee, the Servicer and the Portfolio Manager of the court and any receiver appointed with respect to property subject to such proceedings, where the proceedings could damage the interests of the Assignee in connection with the Assigned Receivables; (ii) promptly inform the Assignee, the Servicer and the Portfolio Manager if the Assignor receives, after the Purchase Date, and with reference to the Assigned Receivables, notice of any litigation relating to such Assigned Receivables that materially calls into question its right to ownership over the Assigned Receivables.

24.

Changes to Commercial Agreements: notify the Assignee, the Servicer and the Portfolio Manager of any material change to the Commercial Agreements should the latter as so amended give rise to Eligible Receivables assigned under this Agreement and should that change have an impact on the risk of non-collection of the relevant Eligible Receivables and on the ownership and/or the payment of the relevant Eligible Receivables.

25.

Changes to commercial arrangements with Assigned Debtors: notify the Assignee, the Servicer and the Portfolio Manager of any material changes to commercial arrangements (including any Commercial Agreements) that exist with an Assigned Debtor and which are relevant to the related Assigned Receivables, including in accordance with the provisions of the Credit and Collection Policy.

26.	Deemed Collections: conserve detailed information on all Deemed Collections.
27.	General undertakings:
(a)

sign, deliver and file, within ten Business Days – or by any other deadline as may be reasonably necessary in order to take the necessary action in case of urgency, as communicated by the Assignee (including through the Portfolio Manager), provided always that in such cases the relevant deadline may not be less than three Business Days – any deed, form or document in its possession, and attend to any formalities or take any action that is possible for the Assignor and that is reasonably required at any time by the Assignee (including through the Portfolio Manager), to enable it to exercise, protect, effectively maintain or prove its rights to the Assigned Receivables purchased by the Assignee, including producing, as the case may be, true copies of the relevant documentation;

(b)

exercise, insofar as it falls within its remit under the law, the rights under this Agreement that could put the Assignee in a position to enjoy (including through the Portfolio Manager) its own rights relating to Assigned Receivables, if necessary, and in any case within the limits of and in compliance with any applicable laws or regulations; and

(c)

keep any Collection received in relation to Assigned Receivables after the relevant Payment Date exclusively (i) on behalf and in the interest of the Assignee and (ii) in the relevant Internal Collections Account in accordance with the provisions of Article 5 of the Sub-Servicing Agreement.

28.

Indemnity - Non-Performance: at the request of the Assignee (including through the Portfolio Manager), indemnify the Assignee or ensure that the Assignee is indemnified in respect of all costs, damage, losses, expenses or liability (including but not limited to reasonable attorney’s fees and out-of-pocket expenses) that are directly incurred by the Assignee, as documented by the latter (including through the Portfolio Manager), as a result of (i) non-performance by the Assignor of any of its obligations under this Agreement, or (ii) the breach of representations and warranties set forth in Part A of Schedule 6 given by the Assignor pursuant to this Agreement. Provided always that for breaches of representations and warranties set forth In part B of Schedule 6, the sole applicable provision – with the exclusion of this present clause – shall be Article 13 (Compromised Receivables), further to which the relevant Compromised Receivables will be returned to the Assignor and the Assignee shall be entitled to receive the Value of the Compromised Receivables on the terms and conditions therein specified (without prejudice, in any case, to any additional damage, costs, losses and expenses, duly documented, incurred by the Assignee as a direct and immediate consequence of a breach of those representations and warranties), on condition however that all such costs, damage, losses, expenses or liability do not stem from circumstances or acts attributable to the Assignee.

29.

Indemnity – Third party claims: at the request of the Assignee (including through the Portfolio Manager), indemnify the Assignee or ensure that the Assignee is indemnified in respect of all costs, damage, losses, expenses or liability (including but not limited to reasonable attorney’s fees and out-of-pocket expenses) that are directly incurred by the Assignee, as documented by the latter (including through the Portfolio Manager), as a result of any action of any kind lawfully brought by a Debtor or by a third party against the Assignee on the basis of a Commercial Agreement and not an Assigned Receivable, on condition however that all such costs, damage, losses, expenses or liability do not stem from circumstances or acts attributable to the Assignee.

30.

Set-off: to the extent permitted by applicable law, not take any action that might give rise to a right on the part of the Assigned Debtor to set-off, contest, obtain the reimbursement of, retain or otherwise entitle it to reduce any amounts due in any capacity regarding the Assigned Receivables or legitimize for any reason the failure to pay an amount due, in relation to the Assigned Receivables, without the prior written consent of the Assignee (including through the Portfolio Manager) (which shall not be unreasonably withheld or delayed) except if and where expressly provided in the Credit and Collection Policy.

31.

Notices: provide written notice to the Assignee, the Servicer and the Portfolio Manager upon receipt of notification or as soon as otherwise becoming aware of the occurrence of a Potential Material Event or Material Event.

32.

Recovery of VAT on delinquent receivables: pay the Assignee an amount equal to the VAT in relation to delinquent receivables that was effectively paid back (by refund or the award of a tax credit) to the Assignor by the tax authorities in relation to delinquent receivables (and provided that) they have remained unpaid following unsuccessful steps to obtain payment.

33.

Information relating to Eligible Receivables and Eligible Debtors: regarding each Eligible Receivable and each Eligible Debtor, make sure that the information held in the accounting and computer systems and any other information or declaration of any kind provided or to be provided to the Assignee, to the Servicer and/or the Portfolio Manager under this Agreement and the Sub-Servicing Agreement (including but not limited to the information provided in the relevant New Invoices File and Changes in Master Data and Ceiling File) as evidence of, and in relation to, each Eligible Receivable and Eligible Debtor, is accurate, correct, complete in all material respects and not misleading.

34.

Breakdown of amounts received for Assigned Receivables: ensure that the amounts received for each relevant Assigned Receivable and each of its component parts can be distinguished from amounts relating to other receivables received by the Assignor and from amounts relating to other Assigned Receivables, as soon as is possible after the recording of receipt of the amounts and in any case no later than the tenth Business Day following receipt of the relevant amounts, except in the case of payment made by cheque, for which the said period shall commence on the receipt date of the cheque.

35.

Allocation of payments: allocate any payment made by an Assigned Debtor to the Assignor, without the Assigned Debtor having indicated whether the payment is related to an Assigned Receivable or any other amount due to the Assignor for any reason (except in the case where the receivable to which the payment relates is otherwise positively identified by the Assignor or Sub-Servicer), according to the chronological order of issuance of the Invoices (regarding both Assigned Receivables and non-assigned receivables) sent to the Assigned Debtor. It is agreed that in case of bankruptcy of the Assigned Debtor and where Natuzzi proves its claim in bankruptcy also on behalf of the Assignee, any amounts received by Natuzzi, to be applied to Assigned Receivables and non-assigned receivables, will be allocated in accordance with the provisions of the bankruptcy distribution plan or, if not expressly stated in the bankruptcy distribution plan, on a pro rata basis on the receivables owed by that Assigned Debtor (whether they be Assigned Receivables or non-assigned receivables).

36.

Assignor’s accounting records: report in its accounting records (including the VAT register) duly kept in accordance with law, the amount of Assigned Receivables, in a substantially correct and complete form.

37.

Collections account: (i) without prejudice to what is specified in the following points, do everything possible so that each Collections Account is credited exclusively with Collections relating to Assigned Receivables; (ii) excepting withdrawals for adjustments made in accordance with Article 4.2.2), not use, for any reason, any of the sums paid by way of Collection into the related Collections Account unless it is to make the transfer to the Assignee’s Account referred to in point (iv) below; (iii) transfer, to the relevant Collections Account, the Collections and any other sum received by the Assignor in relation to the Assigned Receivables under this Agreement, should such amounts not have been paid by the relevant Assigned Debtor into the Collections Account, on the terms specified in the Sub-Servicing Agreement; (iv) transfer to the Assignee’s Account, the Collections and any other sum received by the Assignor in relation to Assigned Receivables under this Agreement, on the terms specified in the Sub-Servicing Agreement or, in any case, do whatever else is necessary and appropriate to allow the Sub-Servicer to perform the obligations assumed under the Sub-Servicing Agreement with respect to the management of Collections.

38.

Payment instructions: in the event of and following revocation of the appointment as Sub-Servicer, promptly give instructions to Assigned Debtors and cooperate with the Assignee, the Servicer and/or the Portfolio Manager so that the Assigned Debtors pay the Collections and any other sum relating to Assigned Receivables under this Agreement directly to the Assignee’s Account pursuant to the provisions of the Sub-Servicing Agreement. In the event that after such instructions it nonetheless receives Collections or other amounts relating to

Assigned Receivables in a Collections Account or in another current account, transfer all the sums to the Assignee’s Account by the deadlines laid down in the Sub-Servicing Agreement.
39.	Debtors List: deliver the Assignee and the Portfolio Manager the Debtors List updated with details of the new Eligible Debtors as provided for in Article 2.1.2.
40.

Insurance Policies: (i) perform or ensure the performance of all of its obligations required by the Insurance Policies; (ii) ensure that all Insurance policies taken out by the Assignor in relation to Assigned Receivables are validly transferred in favor of the Assignee or other beneficiary selected by the Assignee, and deliver to the Assignee evidence of this transfer that is satisfactory to the Assignee; (iii) cooperate with the Assignee and/or any Insurance Company in relation to all the provisions of the Insurance Policies (if taken out by the Assignee), in particular for the payment of compensation due under the Insurance Policy and for the purpose of subrogation of the Insurance Company in the rights and claims of the insured party, including with reference to the Assigned Receivables under this Agreement (including, for example, notification of assignment to the relevant Debtor if required by the Insurance Company for the purpose of payment of compensation due under the relevant Insurance policy and/or for the purpose of subrogation of the Insurance Company); (iv) not make any amendment of the existing Insurance Policies taken out by the Assignor without the Assignor’s prior consent, provided that the Assignee shall not unreasonably withhold its prior consent in case of a non-adverse change of any Insurance Policy as regards risk coverage; (v) pay in full and in accordance with the terms provided by its Insurance Policy the premium and any ancillary fee for the insurance policy due to the Insurance Company with respect to any Insurance Policy taken out by the Assignor itself; (vi) promptly notify the Assignee of any variations by an Insurance Company of the Insurance Ceiling set regarding any Eligible Debtor for the purposes of the relevant Insurance Policy, as well as any other relevant information received from an Insurance Company that could lead to a change in the credit rating of Eligible Debtors; (vii) ensure that the insurance coverage on individual Assigned Debtors as indicated in Schedule 10 is completely enforceable; (ix) ensure that any benefits arising from Insurance Policies taken out by the Assignor in relation to Assigned Receivables are validly transferred to the Assignee (including through notification of assignment to the Insurance Company) and provide the Assignee with satisfactory evidence of the transfer.

41.	Collections Account: transfer the Collections and the Deemed Collections, on every Collection Transfer Date, from each Collections Account to the Assignee’s Account.
42.

Information on delays or interruptions in payments: on the occurrence of any one of the cases contemplated by Article 2.3.2(f), in the event that the relevant Assigned Debtor delays or interrupts payments of Assigned Receivables, promptly give the Assignee written notification of this circumstance, in any case no later than three weeks after the first missed payment, indicating the reasons for the dispute or objection.

43.

Outstanding Amounts: ensure that during the Revolving Period: a) the Outstanding Amount of Assigned Receivables in euros does not fall below EUR 1.5 (one point five) million; and b) the Outstanding Amount of Assigned Receivables in United States dollars does not fall below USD 3.5 (three point five) million.

44.

Operation of each Foreign Collections Account: grant the Assignee (with wording to the Assignee’s liking) an irrevocable power of attorney – accepted in writing by Citibank – to operate (including through the Portfolio Manager) each Foreign Collections Account and/or to negotiate with Citibank a mandate agreement in favor of the Assignee to operate (including through the Portfolio Manager) each Foreign Collections Account, the contents of which shall be agreed with the Assignee and accepted in writing by Citibank.

45.	Pledge over CNY Collections Account: without prejudice to the Deed of Pledge in force between the Assignor, the Assignee and the Depository Bank, no later than 24 July 2020 grant a pledge over the CNY Internal Collections Account opened with Intesa Sanpaolo, Bari branch, for the benefit of the Assignee in the ultimate interests of the holders of the securities issued as part of the Securitization, having substantially the same terms and conditions as the Deed of Pledge in force.

SCHEDULE 8 - MATERIAL EVENTS

Part A

Material Events in favor of the Assignee

The occurrence of each of the following events in relation to the Assignor (including in its capacity as Sub-Servicer) shall constitute a Material event in favor of the Assignee:

1.

Non-payment: the Assignor (including the Sub-Servicer) for any reason defaults: (i) in relation to the payment of any amount due pursuant to a Transaction Document that it is a party to and/or (ii) in relation to the payment of Collections by the due date unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds or (b) is remedied within seven Business Days to the satisfaction of the Assignee (including through the Portfolio Manager).

2.

Breach of obligations: the Assignor (including as the Sub-Servicer) breaches any obligation to do something (other than the payment obligations addressed in the preceding point 1) or not to do something as provided for in this Agreement or in each of the other Transaction Documents that it is a party to, the breach is not of minor importance with respect to the interests and rights of the Assignee within the meaning of Article 1455 of the Civil Code and is not remedied within fifteen Business Days after the date of the communication, which for such purposes must be sent in accordance with Article 1454 of the Civil Code by the Assignee (including through the Portfolio Manager) to the Assignor (including as the Sub-Servicer) with a request to remedy the said breach by the said deadline and with a warning that failure to remedy will lead to termination.

3.

Erroneous representations: without prejudice to Article 13 (Compromised Receivables), any representation or warranty given by the Assignor (including as Sub-Servicer) that proves not to be correct and/or complete in every material respect as of the date it was given and which inaccuracy and/or incompleteness is not remedied in accordance with Article 13.1 where applicable. It is agreed that the inaccuracy and/or incompleteness of any representation or warranty in Part A of Schedule 6 – which, in accordance with the provisions of Part C of this Schedule 8 is remedied within the subsequent fifteen Business Days after the date on which the Assignee (including through of the Portfolio Manager) had communicated it – shall not constitute a Material Event.

4.

Invalidity: the validity of the sale and transfer of the Assigned Receivables from the Assignor and the Assignee or the enforceability of the assignment as against third parties is disputed by anybody (including the Assignor or the Assigned Debtors) on sound legal grounds as demonstrated and proved by a legal opinion obtained by the Assignor and the Assignee from a law firm of unquestionable reputation jointly selected by the Parties.

5.

Insurance Policy: failure to renew an Insurance Policy that causes the insurance cover against the risk of non-payment of the Assigned Credit to lapse, or the replacement of the Insurance Company with another one that is not agreeable to the Assignee.

6.	Insolvency: the Assignor (including as the Sub-Servicer) is declared Insolvent.
7.

Cross-default: the occurrence of an event as a result of which any Debt in the name of the Assignor, a Subsidiary of the Assignor or a company in any case belonging to the Natuzzi Group, for an outstanding amount that is equal to or greater than EUR 1,000,000.00, must be paid back or reimbursed before its expiry date and that – according to the reasonable opinion of the Assignor (including through the Portfolio Manager) – involves a deterioration of the financial condition of the Assignor and/or the Natuzzi Group.

8.	Changes in business activity: the Assignor ceases to market the Products in Italy and in the country of residence of the Assigned Debtors.
9.

Material adverse changes: a change in the financial condition of the Assignor that significantly jeopardizes the possibility of collecting the Assigned Receivables or their enforceability or that is detrimental to the Assignee’s interests in another substantial manner in the context of the assignment of the Assigned Receivables.

10.

Extraordinary transactions regarding the Assignee’s capital: any extraordinary transaction of any kind regarding the Assignee’s capital, such as a corporate transformation, transfer of a business, merger or split, which is such as to jeopardize the possibility of collecting the Assigned Receivables or their enforceability or that is detrimental to the Assignee’s interests in the context of the assignment of the Assigned Receivables.

11.	Revocation of the Assignor’s appointment as Sub-Servicer: a Sub-Servicer Revocation Event has occurred pursuant to the Sub-Servicing Agreement.
12.

Legislative and regulatory changes: a change in the law (both Italian and foreign, including at a regulatory level) governing the sector of pertinence of the Assigned Receivables that has the direct effect of delaying or compromising, in a substantial manner, the recovery of the Assigned Receivables.

13.

DSO: from the Calculation Date that falls in the month of November 2020 (included), or on every Calculation Date of each month, the average between (i) the DSO as determined for such Calculation Date and (ii) the DSO as determined on the two Calculation Dates immediately preceding such Calculation Date is greater than or equal to 100 days with the value of such average remaining the same also on the Calculation Date immediately following the one on which it was calculated.

14.

6M Default Ratio: from the Calculation Date that falls in the month of November 2020 (included) or, subsequently, on every Calculation Date of each month, the average between (i) the 6M Default Ratio as determined on such Calculation Date and (ii) the 6M Default Ratio as determined on the two Calculation Dates immediately preceding such Calculation Date is greater than or equal to 3%.

15.

Overdue Amount: on each Calculation Date, the Outstanding Amount of Assigned Receivables, calculated as the sum of all the Assigned Receivables that are overdue by more than ninety days on such Calculation Date – except for (a) Receivables for which insurance compensation was paid by the Insurance Company and/or (b) Receivables for which the Invoice Due Date has been extended in accordance with the Transaction Documents and/or (c) any Invoices that are incorrect and/or pending offset and/or in dispute as duly documented by the Assignee – is greater than EUR 750,000.00 and remains such for more than thirty consecutive days. The said Material Event is to be treated exclusively as good cause for withdrawal by the Assignee.

16.

Indirect taxes: the supervening application, pursuant to the legislation of a country other than Italy, of Indirect Taxes in relation to the transfer of ownership of the Assigned Receivables. It is understood that the said Material Event is to be treated exclusively as good cause for withdrawal by the Assignee.

Moreover, it is understood and agreed between the Parties that each Material Event in favor of the Assignee specified above is stipulated to be such exclusively in the interests of and for the benefit of the Assignee, who may at its absolute discretion decide to rely or not on it as against the Assignor.

Part B

Material Events in favor of the Assignor

The occurrence of each of the following events shall constitute a Material Event in favor of the Assignor:

1.

Non-Payment of the Purchase Price: following the conclusion of the Assignment Agreement, the Assignee for any reason defaults in relation to the payment of the Purchase Price (as determined in accordance with Schedule 4 (Calculation of the Purchase Price)) unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds and (b) is remedied within seven Business Days to the satisfaction of the Assignor.

2.

Non-Payment: without prejudice to the provisions of the preceding point 1, the Assignee for any reason defaults in relation to the payment of any amount due pursuant to a Transaction Document unless such default (a) is the result of a technical or administrative delay or an error in the transfer of funds and (b) is remedied within seven Business Days to the satisfaction of the Assignor.

3.

Breach of obligations: the Assignee breaches any obligation to do something (other than the payment obligations addressed in the preceding points 1 and 2) or not to do something as provided for in this Agreement or in each of the other Transaction Documents that it is a party to, such breach is not of minor importance with respect to the interests and rights of the Assignor within the meaning of Article 1455 of the Civil Code and is not remedied within fifteen Business Days after the date of the communication, which for such purposes must be sent in accordance with Article 1454 of the Civil Code by the Assignor to the Assignee and the Portfolio Manager with a request to remedy the said breach by the said deadline and with a warning that failure to remedy will lead to termination.

4.

Conduct of the Alternate Sub-Servicer and/or the Assignee: criminal investigations are undertaken by the judicial authorities in relation to matters related to the management of the Assigned Receivables by the Alternate Sub-Servicer and/or the Assignee, or said matters give rise to investigations and inquiries by other authorities, including but not limited to the Competition Authority or the Personal Data Protection Authority.

5.	Erroneous representations: any representation or warranty given by the Assignee in the Sub-Servicing proves not to be correct in every material respect as of the date it was given.

It is understood and agreed between the Parties that each Material Event in favor of the Assignor specified above is stipulated to be such exclusively in the interests of and for the benefit of the Assignor, who may at its absolute discretion decide to rely or not on it as against the Assignee.

Part C

Consequences of a Material Event

Following the occurrence of a Material Event, the Party (including through the Portfolio Manager as regards Assignee) who becomes aware of such circumstances shall immediately notify the other Party, in writing, of the occurrence of that Material Event and shall grant it a grace period of not less than fifteen Business Days to remove the Material Event and its effects, such in accordance with whatever provisions of this Agreement prove to be applicable as the case may be. Upon the expiry in vain of the deadline set in the aforementioned notification without the Material Event having been removed, the Assignee (including through the Portfolio Manager as regards the Assignee) or the Assignor as the case may be, and without prejudice to the following provisions, may serve a written notice of termination/withdrawal on the other Party (the “Notice of Termination/Withdrawal”).

Following the sending of the Notice of Termination/Withdrawal and the demand to remedy the situation, if any, the Revolving Period shall terminate as of the date of receipt of such notice and:

(a)

the Assignor will no longer be entitled to make any further offer for Eligible Receivables pursuant to this Agreement and the Assignee will no longer be obliged to accept any future offers for Eligible Receivables (without prejudice to the effects of the assignment of Portfolios of Eligible Receivables concluded prior to the sending of the Notice of Termination/Withdrawal);

(b)

the Assignor shall permanently cease to hold the role of Assignor pursuant to this Agreement effective as of the date of delivery of the Notice of Termination/Withdrawal and the demand to remedy the situation, if any, although the legal effects of the representations, warranties and undertakings given by the Assignor shall survive so long as any of the Assignor’s obligations or rights of the Assignee (including through the Portfolio Manager) arising under this Agreement that have not been fully performed or exercised with respect to the Assigned Receivables prior to the sending of the Notice of Termination/Withdrawal continue to exist; and

(c)

the provisions of Article 9 (Revocation of the Appointment of the Sub-Servicer) of the Sub-Servicing Agreement shall apply and the Assignee (including through the Portfolio Manager and/or the Servicer) may immediately, or at any later time, revoke the appointment of Natuzzi as a Sub-Servicer, although the legal effects of the representations, warranties and undertakings given by the Sub-Servicer pursuant to the Sub-Servicing Agreement shall survive so long as any of the Sub-Servicer’s obligations or the Assignee’s or the Servicer’s rights arising under the above mentioned Sub-Servicing Agreement that have not been fully performed or exercised with respect to the Assigned Receivables prior to the sending of the Notice of Termination/Withdrawal continue to exist.

SCHEDULE 9 – SOLVENCY CERTIFICATE TEMPLATE

[ON THE ASSIGNOR’S LETTERHEAD]

Muttley S.r.l.
Via Vittorio Betteloni 2

20131 Milan

Fax: +39 0277880599

E-mail: societario@zenithservice.it

Certified e-mail: muttley_srl@legalmail.it

For the kind attention of the Sole Director

[place], [date]

Re: Solvency Certificate

Dear Sirs,

The definitions contained in the framework agreement for the assignment of receivables dated [*] (the “Agreement”) apply to this certificate.

I the undersigned, in my capacity as attorney-in-fact of Natuzzi S.p.A (the “Company”), hereby certify for and on behalf of the Company that, on the basis of appropriate analysis of the Company’s books and registers and the Company’s accounts (whether kept for management purposes or by law) that I conducted or requested be conducted:

(a)

as of the date of this certificate, the Company is not Insolvent and there is no evidence that would suggest that the Company may be in danger of becoming Insolvent merely because of the fact that it has entered into the Agreement or because it has to perform any obligation as provided for in the Agreement;

(b)

as of the date of this certificate, there are no pending enforcement actions brought by creditors of the Company, that have not been contested in good faith and that are totally or partially outstanding and that, if fully settled, could cause the Company to become Insolvent, taking into account all of the financial resources that will be available at the date when such fulfilment could become due;

(c)

as of the date of this certificate, (i) no corporate action has been undertaken or is pending and no other activity has been initiated by the Company and no legal action has been brought or is pending or, as far as we know, is threatened (except for any action, stage or proceedings that the Company is contesting in good faith) for bankruptcy, for a general suspension of payments, for liquidation, dissolution, extraordinary administration or restructuring with liquidation-related purpose in connection with managing insolvency (and in any case different from a structural or solvent liquidation, dissolution, administration or reorganization), (ii) no settlement or agreements have been entered into with all or substantially all of the Company’s creditors because of financial difficulties and (iii) no receiver, extraordinary administrator or officer with similar administrative functions has been appointed with reference to the Company or substantially all of its assets, businesses or property. No event that is equivalent to the above mentioned circumstances has occurred in accordance with the laws of any jurisdiction where the Company operates;

(d)

as of the date of this certificate, I am not aware of any fact or circumstance that could suggest (i) that the situations indicated in subparagraphs (a), (b) or (c) above could occur; or (ii) that the Company could not carry on business for a period of at least three months starting from the date of this certificate.

Moreover, I the undersigned confirm that there have not been any changes in the shareholder base of Natuzzi S.p.A.

Yours faithfully

Natuzzi S.p.A.

The Attorney-in-Fact

Mr. Vittorio Notarpietro

SCHEDULE 10 - DEBTORS LIST

[***]

SCHEDULE 11 – NEW INVOICES FILE TEMPLATE

On every Offer Date the Assignor shall send the Assignee and the Portfolio Manager the New Invoices File containing the following information:

New Invoices File: the file lists the Invoices for the Eligible Receivables offered for assignment on each Offer Date:

Key	Debtor ID	Creditor ID	Invoice / Receivable No.	Summary Judgment Code	Invoice / Receivable Date	Due Date	Purchase Value	Original Amount
O	O	F	O	F	O	O	O	O
key field is defined by the Originator who identifies the receivable in a unique manner	corresponds to the “CodOriginatorAnag” in the database listing (invoice debtor code)	corresponds to the “CodOriginatorAnag” in the database listing (invoice creditor code)	invoice / receivable number	summary judgment code in the case of unpaid invoices for which legal proceedings have been initiated	date of issue of invoice / document / receivable	receivable due date - for payments in instalments (e.g. 3 instalments) use three lines with different unique keys for the amounts with the three respective due dates	value at which the SPV buys the invoice amount - discount (number with two decimal places, using comma “,”)	amount of receivable or, for payments in instalments, amount of instalment
alphanumeric	integer	integer	alphanumeric	integer	date	date	real number	real number
50			50

Ceiling	From Date	To Date	Insured Receivable	Principal Original Amount	Interest Original Amount	Expenses Original Amount
F	O	F	F	F	F	F
receivable ceiling	validity start date of assigned receivable (can be set as the invoice date or the assignment date)	validity end date of the receivable (dd/mm/yyyy format; blank or set to 31/12/9999 if the receivable still exists; otherwise the actual date of cancellation of the receivable)	0 (No) / 1 (Yes)	of which of the original amount	of which of the original amount	of which of the original amount
real number	date	date	integer	real number	real number	real number
1

Asset Supervision Code	Asset Code	Loan Status Code	Receivable Purpose Code	Interest Code	Payment Method Code	Originator Type	Duration ID	Asset Cancellation	Transaction Currency	Non-performance	Concession
O	O	O	O	F	O	O	O	O*	O*	O	O
see TipoAssetVigilanza spreadsheet	see TipoAsset spreadsheet	receivable status (see Loan Status spreadsheet)	see FinalitàCredito spreadsheet	rate type code (see codinteresse spreadsheet)	method for paying receivable to the SPV (see codPaymentMethod spreadsheet)	see TipoOriginator spreadsheet	see DurataOriginaria spreadsheet (original duration of receivable)	1 = cancelled 0 = not cancelled		to be set to: 0 = no ; 1 = yes	to be set to: 0 = no ; 1 = yes
integer	integer	integer	integer	alphanumeric	integer	alphanumeric	integer	integer	integer	integer	integer
				1		6

SCHEDULE 12 – NEW DEBTORS PRESENTATION FILE

Field Name	Description
Assignor	Assignor
Customer Code	Customer Code
VAT No. Business Name	Customer Tax ID Customer’s business name
Euler Hermes ID	Identifying code attributed by the Insurance Company
Address	Address
Post Code	Post Code
City Province Region Country	City Province Region Country
Length of relationship in months Payment Terms	MM Contractual credit terms
Previous Year’s Turnover	Revenue that Assignor generated from Customer
Current Year’s Turnover Current Year’s Expected Turnover	Revenue that Assignor has generated from Customer Revenue that Assignor expects to generate from Customer
Amount of Outstanding Receivables	Residual amount of receivables as at the presentation date
Amount of Overdue Receivables	Residual amount of receivables overdue as at the presentation date
Amount of Insurance Ceiling	Amount of credit insurance coverage granted by Insurance Company
Percentage Coverage	Percentage credit insurance coverage
Euler Hermes Grade	Grade attributed by Insurance Company to Eligible Debtor

SCHEDULE 13 – CHANGES IN MASTER DATA AND CEILING FILE

Field Name	Description
Assignor	Assignor
Customer Code	Customer Code
Business Name	Customer’s business name
Address	Address
City	City
Post Code	Post Code
Province	Province
Country	Country
VAT/Tax No.	Customer’s Tax ID.
Payment Terms	Agreed credit terms
Insurance Code	Code attributed by the Insurance Company
Credit Insurance Coverage	Amount of Insurance Ceiling set
Top-Up Credit Insurance	Amount of top-up credit insurance coverage
Insurance Grade	Insurance grade
Currency	Currency
Type of Change	Indicate whether change involves identification data (Ana) or the credit limit (fido) or both (A/F)

* * * * * * *

Should you agree that all of the above correctly reflects our agreement, please transcribe the text of this letter on to your letterhead and kindly send us that letter duly signed by way of acceptance to the following address: Natuzzi S.p.A., Via Iazzitiello 47, 70029 Santeramo in Colle (BA), marked for the attention of Mr. Vittorio Notarpietro.

Yours faithfully

Natuzzi S.p.A.

Name: VITTORIO NOTARPIETRO

Title: CHIEF FINANCIAL OFFICER